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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

QLT INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

May 16, 2016

To the Shareholders of QLT Inc.

I am pleased to invite you to attend the Annual General Meeting (the "Annual Meeting") of shareholders of QLT Inc. ("QLT") to be held on Friday, June 17, 2016 at 11:00 AM (Eastern Time)/8:00 AM (Pacific Time) at Boardroom 351 of the Sheraton Gateway Hotel in Toronto International Airport, Terminal 3, Toronto AMF, Toronto, Ontario.

The attached Notice of Annual Meeting and Proxy Statement provide details of the business to be conducted at the Annual Meeting. The Notice of Annual Meeting and Proxy Statement and the Instrument of Proxy (or voting information form) are first being mailed to shareholders on or about May 18, 2016.

Your vote is very important to us. Whether or not you plan to attend our Annual Meeting, please communicate your vote in accordance with the instructions in the Proxy Statement and the enclosed Instrument of Proxy (or voting information form).

Thank you for your continued support of QLT and I look forward to seeing you at the Annual Meeting on June 17, 2016.

Sincerely,

QLT Inc.

"Dr. Geoffrey F. Cox" (signed) Dr. Geoffrey F. Cox Interim Chief Executive Officer

QLT Inc.
887 Great Northern Way, Suite 250
Vancouver, British Columbia, V5T 4T5

Notice of Annual General Meeting of Shareholders to be held on June 17, 2016

  NOTICE IS HEREBY GIVEN that the Annual General Meeting (the "Annual Meeting") of shareholders of QLT Inc. ("QLT" or the "Company") will be held at Boardroom 351 at the Sheraton Gateway Hotel in Toronto International Airport, Terminal 3, Toronto AMF, Toronto, Ontario on Friday, June 17, 2016 at 11:00 AM (Eastern Time)/8:00 AM (Pacific Time) for the following purposes, each of which is described in more detail in the accompanying Proxy Statement (the "Proxy Statement"):

1.
To receive the Annual Report on Form 10-K, and the Audited Consolidated Financial Statements of QLT for the year ended December 31, 2015, together with the Report of the Independent Registered Chartered Accountants on those Financial Statements.

2.
To elect six directors (the "Directors") to serve for the ensuing year.

3.
To approve the appointment of Deloitte LLP (formerly Deloitte & Touche LLP) as independent auditors of QLT for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the auditors.

4.
To conduct an advisory vote to approve the compensation of our named executive officers.

5.
To transact such other business as may properly come before the Annual Meeting, or at any adjournments or postponements thereof.

You are entitled to receive notice of and attend the Annual Meeting, and may vote at the Annual Meeting, if you were a shareholder of QLT at the close of business on May 16, 2016, which we refer to as the "record date." If you were a registered shareholder on May 16, 2016 and you are unable to attend the Annual Meeting in person, you may vote by proxy on the matters to be considered at the Annual Meeting. Please read the notes accompanying the Instrument of Proxy enclosed with these materials and then follow the instructions for voting by proxy contained in this Proxy Statement. If on May 16, 2016, your shares in QLT were held of record in your brokerage firm, securities dealer, trust company, bank or another similar organization, you may vote at the Annual Meeting if you complete a voting information form obtained from that organization issued in your name and carefully follow any instructions that are provided to you in connection with that voting information form, or if you follow the instructions contained in this Proxy Statement for submitting another form of written documentation to appoint yourself, or your nominee, as a proxyholder.

In order for it to be voted at the Annual Meeting, a proxy must be received (whether delivered by mail, telephone or Internet) by no later than 11:00 AM (Eastern Time)/8:00 AM (Pacific Time) on Wednesday, June 15, 2016 by our registrar and transfer agent, Computershare Investor Services Inc., Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, telephone number: 1-866-732-VOTE (8683), website: www.investorvote.com. The Chairman of the Annual Meeting may determine, in his sole discretion, to accept or reject an Instrument of Proxy that is delivered in person to the Chairman at the Annual Meeting as to any matter in respect of which a vote has not already been cast.

The enclosed Instrument of Proxy is solicited by our Board of Directors and management, but you may amend it if you wish by striking out the names listed in the Instrument of Proxy and inserting in the space provided the name of the person you wish to represent you at the Annual Meeting.

DATED at Vancouver, British Columbia, this 16th day of May, 2016.

 BY ORDER OF THE BOARD OF DIRECTORS

"Dr. Geoffrey F. Cox" (signed)

Dr. Geoffrey F. Cox
Interim Chief Executive Officer

Whether or not you plan to attend the Annual Meeting, please communicate your vote in accordance with the instructions in the Proxy Statement and the enclosed Instrument of Proxy (or voting information form) as soon as possible. If you are able to attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the proxy is exercised.

 Important Notice Regarding the Availability of Proxy Materials

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2015 are available at www.qltinc.com by clicking on "2016 Proxy Materials and Annual Report" or directly at: http://phx.corporate-ir.net/ phoenix.zhtml?c=67181&p=irol-proxy

QLT INC.
887 Great Northern Way, Suite 250
Vancouver, British Columbia, V5T 4T5

PROXY STATEMENT FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, JUNE 17, 2016

        We are providing you this Notice of Annual General Meeting and Proxy Statement, together with the enclosed Instrument of Proxy, because we are soliciting your proxy to vote at our Annual General Meeting of shareholders to be held on Friday, June 17, 2016 (the "Annual Meeting"). This Proxy Statement contains information about the matters being voted on at the Annual Meeting and important information about QLT. Unless otherwise stated, information in this Proxy Statement is given as of May 16, 2016. As many of our shareholders are expected to be unable to attend the Annual Meeting in person, proxies are solicited, to give each shareholder an opportunity to vote on all matters that will properly come before the Annual Meeting. QLT intends to mail this Proxy Statement and accompanying Instrument of Proxy or voting information form ("VIF"), as applicable, on or about May 18, 2016 to all shareholders of record as of the close of business on May 16, 2016, which we refer to as the "record date."

        We use a number of abbreviations in this Proxy Statement. We refer to QLT Inc. as "QLT" or "the Company," "we," "us" or "our" and to our board of directors as the "Board" or the "Board of Directors." The term "proxy solicitation materials" includes this Proxy Statement and the enclosed Instrument of Proxy or VIF, as applicable. References to "2015" and "2016" mean our 2015 fiscal year which began on January 1, 2015 and ended on December 31, 2015 and our 2016 fiscal year which began on January 1, 2016 and will end on December 31, 2016, respectively. Our Annual General Meeting of Shareholders to be held on Friday, June 17, 2016 is referred to as the "Annual Meeting" or the "Meeting." References in this Proxy Statement to the Annual Meeting include any adjournment or postponement of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT
AND OUR ANNUAL MEETING

Why did I receive this Proxy Statement?

        You are receiving these proxy materials from us because you owned common shares of QLT at the close of business on the record date. When you vote using the Instrument of Proxy, you appoint Mr. Jason M. Aryeh or, failing him, Dr. Geoffrey Cox, as your representative at the Annual Meeting. Mr. Aryeh and Dr. Cox will vote your shares at the Annual Meeting as you have instructed them on the Instrument of Proxy. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to vote by proxy in advance of the Annual Meeting in case your plans change. You have the right to appoint another person to attend and act on your behalf at the Annual Meeting other than the persons named in the enclosed Instrument of Proxy. To exercise this right, you should strike out the names of the persons named in the Instrument of Proxy and insert the name of your nominee in the blank space provided. A person appointed as a proxy holder need not be a shareholder of QLT.

 Can I access the proxy materials on the Internet?

        Yes. This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2015 are available on our website at www.qltinc.com by clicking "2016 Proxy Materials and Annual Report" or directly at: http://phx.corporate-ir.net/phoenix.zhtml?c=67181&p=irol-proxy. The Proxy Statement and Form 10-K are also available on QLT's profile on the SEDAR website (www.sedar.com) and EDGAR website (www.sec.gov).

What is the date, time and place of the Annual Meeting?

        The Annual Meeting will be held at Boardroom 351 at the Sheraton Gateway Hotel in Toronto International Airport, Terminal 3, Toronto AMF, Toronto, Ontario, on Friday, June 17, 2016 at 11:00 AM (Eastern Time)/8:00 AM (Pacific Time).

 Who is entitled to vote at the Annual Meeting?

        Only shareholders of record at the close of business on the record date may vote at the Annual Meeting. On a show of hands every shareholder present in person has one vote, and on a poll every shareholder present in person or by proxy has one vote for each QLT common share registered in the shareholder's name. There are no other classes of voting securities other than the common shares. Cumulative voting is not permitted.

What am I voting on at the Annual Meeting?

        At the Annual Meeting, shareholders will be asked to vote on the following items of business:

  1.
  the election of six directors for the ensuing year;

  2.
  the appointment of Deloitte LLP (formerly Deloitte & Touche LLP) as independent auditors of QLT for the ensuing year and the authorization of the directors to fix the remuneration to be paid to the auditors; and

  3.
  an advisory vote to approve the compensation of our named executive officers.

        QLT does not know of any business or proposals to be considered at the Annual Meeting other than those set out in this Proxy Statement. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion. The proxy holders intend to vote the shares they represent as directed by our Board.

How does the Board recommend that I vote?

        Our Board believes that each of the resolutions being put to the shareholders at the Annual Meeting is in the best interests of QLT and our shareholders and, accordingly, recommends that each shareholder vote such shareholder's shares "FOR" each of the director nominees, and "FOR" the approval of Deloitte LLP as our independent auditors for 2016. Our Board also recommends that each shareholder vote such shareholder's shares "FOR" the approval of the compensation of our named executive officers, on an advisory basis, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (the "SEC").

What vote is required to approve each proposal?

        Broker Non-Votes and Abstentions. Broker Non-Votes and Abstentions.    A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Broker non-votes will be treated as present for purposes of determining whether a quorum is present. Common shares held by holders who abstain from voting (or vote "withhold") will also be included for quorum purposes. Broker non-votes and abstentions are not counted as votes cast and, therefore, will have no effect on the outcome of the matter. However, a broker will have the discretion to vote on Proposal No. 2 (appointment of independent auditors) without any instructions from the beneficial owner. Brokers may not vote on the other proposals contained in this Proxy Statement, which are considered "non-routine" proposals, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as "non-votes". We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to such parties well in advance of the Annual Meeting to ensure that their shares are voted at the Annual Meeting.

        Election of Directors.    For Proposal No. 1, under the Business Corporations Act (British Columbia) (the "BCBCA"), directors are entitled to be elected by a plurality of the votes cast at the Annual Meeting. This means that the six nominees with the most votes for election will be elected, subject to the requirements of the Company's majority voting policy (the "Majority Voting Policy"), which applies for elections of directors at uncontested shareholders' meetings. The Majority Voting Policy is required pursuant to the policies of the Toronto Stock Exchange. Pursuant to this policy, any nominee for director for which there are a greater number of votes "withheld" than votes "for" his or her election will be required to tender his or her resignation as a director of the Company. For more details with respect to the Majority Voting Policy, see "QLT Proposal No. 1: Election of Directors — Majority Voting Policy".

        You may choose to vote, or withhold your vote, separately for each nominee director.

        Appointment of Auditors.    For Proposal No. 2, the appointment of Deloitte LLP as auditors and authorization of the Board to fix the remuneration to be paid to the auditors, the affirmative vote of a majority of the common shares voted at the Annual Meeting will be required for approval.

        Advisory Vote to Approve the Compensation of Named Executive Officers.    For Proposal No. 3, the advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, the affirmative vote of a majority of the common shares voted at the Annual Meeting will be required for approval, on an advisory basis. Because your vote is advisory, it will not be binding on the Board, the Compensation Committee or QLT. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions about executive compensation.

Who may attend the Annual Meeting?

        All QLT shareholders are invited to attend the Annual Meeting, including shareholders whose shares are held by their brokerage firm or another similar organization, or who otherwise do not hold their common shares in their own name (referred to herein as "Beneficial Shareholders"). Beneficial Shareholders fall into two categories — those who object to their identity being known to the issuers of securities which they own ("OBOs") and those who do not object to their identity being made known to the issuers of the securities which they own ("NOBOs"). Beneficial Shareholders should note that only proxies deposited by shareholders who appear on the records maintained by QLT's registrar and transfer agent as registered holders of common shares will be recognized for the purposes of attending and voting at the Annual Meeting. If common shares are listed in an account statement provided to a Beneficial Shareholder by a broker, then those common shares will, in all likelihood, not be registered in the shareholder's name. Such common shares will more likely be registered under the name of the shareholder's broker or an agent of that broker. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker's clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Annual Meeting.

        Although a Beneficial Shareholder may not be recognized directly at the Annual Meeting for the purposes of voting common shares registered in the name of such shareholders' broker, a Beneficial Shareholder may attend the Annual Meeting as proxyholder for the registered shareholder and vote the common shares in that capacity. A Beneficial Shareholder who wishes to attend the Annual Meeting and to vote their common shares as proxyholder for the registered shareholder, should enter their own name in the blank space on the VIF and return the same to their broker (or the broker's agent) in accordance with the instructions provided by such broker. Alternatively, National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer ("NI 54-101") allows a Beneficial Shareholder to submit to the applicable intermediary any document in writing that requests that the Beneficial Shareholder, or a nominee of the Beneficial Shareholder, be appointed as proxyholder. If such a request is received, the applicable intermediary must arrange, without expense to the Beneficial Shareholder, to appoint such Beneficial Shareholder or its nominee as a proxyholder and to deposit that proxy within the time specified in this Proxy Statement, provided that the intermediary receives such written instructions from the Beneficial Shareholder at least one business day prior to the time by which proxies are to be submitted at the Annual Meeting, with the result that such a written request must be received by 8:00 AM (Pacific Time)/11:00 AM (Eastern Time) on the day which is at least three business days prior to the Annual Meeting.

What is the quorum for the Annual Meeting?

        The authorised share structure of QLT is comprised of 500,000,000 common shares and 5,000,000 non-voting First Preference shares, of which, there were 52,829,398 common shares of QLT issued and outstanding on the record date. All common shares in the capital of the Company carry the right to one vote. At least (i) two shareholders, (ii) two proxy holders representing two shareholders, or (iii) one shareholder and a proxy holder representing another shareholder entitled to vote at the Annual Meeting, present in person at the beginning of the Annual Meeting and collectively holding or representing by proxy in the aggregate not less than 33 1/3% of the issued and outstanding QLT common shares as of the record date, will constitute a quorum for the Annual Meeting. To the knowledge of the directors and executive officers of QLT, as of May 16, 2016, the only persons or companies that beneficially own, control or direct, directly or indirectly, 10% or more of QLT's common shares are (i) NB Public Equity K/S which, as evidenced by public filings, owns 6,447,626 common shares, representing approximately 12.20% of the issued and outstanding common shares, and (ii) Biotechnology Value Fund, L.P., which, as evidenced by public filings, owns 5,364,385 common shares, representing approximately 10.15% of the issued and outstanding common shares.

How do I vote?

        Carefully read and consider the information contained or incorporated by reference in this Proxy Statement. You should also determine whether you hold your shares directly in your name as a registered shareholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered shareholder of QLT (that is, if your shares are registered in your name, as opposed to being held through a broker or other intermediary), you may vote in any of the following ways:

  •
  in person at the Annual Meeting;

  •
  by mail — complete, sign and date the enclosed Instrument of Proxy and return it as soon as possible to our registrar and transfer agent, Computershare Investor Services Inc. ("Computershare"), Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1;

  •
  by telephone — call 1-866-732-VOTE (8683) toll free from your touch-tone phone and follow the instructions (you will need the control number located on the enclosed Instrument of Proxy). You do not need to return your Instrument of Proxy form if you vote by telephone; or

  •
  using the Internet — go to www.investorvote.com and follow the instructions on the screen (you will need the control number located on the enclosed Instrument of Proxy). You do not need to return your Instrument of Proxy form if you vote using the Internet.

        All votes made by proxy must be received (whether delivered by mail, telephone or Internet) no later than Wednesday, June 15, 2016 at 11:00 AM (Eastern Time)/8:00 AM (Pacific Time).

        If you are a Beneficial Shareholder, then you will have received this material from your broker or the intermediary seeking your instructions as to how you wish your shares to be voted. In that case, follow the instructions given to you by your broker or the other intermediary. Existing Canadian regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholder meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Annual Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the Instrument of Proxy provided directly to registered shareholders by QLT. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. A Beneficial Shareholder who receives a VIF from its broker or other intermediary cannot use that form to vote common shares directly at the Annual Meeting. The VIFs must be returned to your broker or other intermediary (or instructions respecting the voting of common shares must otherwise be communicated to your broker or other intermediary) well in advance of the Annual Meeting in order to have the common shares voted. If you have any questions respecting the voting of common shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

        The Notice of Meeting, Proxy Statement, Instrument of Proxy and VIF, as applicable, and the 2015 Annual Report are being provided to both registered shareholders and Beneficial Shareholders. Subject to the provisions of NI 54-101, issuers may request and obtain a list of their NOBOs from intermediaries directly or via their transfer agent and may obtain and use the NOBO list for the distribution of proxy-related materials directly to such NOBOs.

        QLT has distributed copies of the Notice of Meeting, Proxy Statement, VIF and 2015 Annual Report to intermediaries for distribution to NOBOs. Unless you have waived your right to receive the Notice of Meeting, Proxy Statement and VIF, intermediaries are required to deliver them to you as a NOBO of QLT and to seek your instructions on how to vote your common shares.

        QLT's OBOs can expect to be contacted by their brokers or their broker's agents. QLT will assume the costs associated with the delivery of the Notice of Meeting, Proxy Statement, VIF and 2015 Annual Report as set out above, to OBOs by intermediaries.

        The Chairman of the Annual Meeting may determine, in his sole discretion, to accept or reject an Instrument of Proxy that is delivered in person to the Chairman at the Annual Meeting as to any matter in respect of which a vote has not already been cast. If you are a shareholder of record, you have the right to appoint another person to attend and act on your behalf at the Annual Meeting other than the persons named in the enclosed Instrument of Proxy. To exercise this right, you should strike out the names of the persons named in the Instrument of Proxy and insert the name of your nominee in the blank space provided. A person appointed as a proxy holder need not be a shareholder of QLT. If you are a Beneficial Shareholder, you should follow the instructions set out above in the section entitled "Who may attend the Annual Meeting?" in connection with appointing another person to attend and act for it at the Annual Meeting.

How will proxies be exercised?

        The proxy holder will vote or withhold from voting according to instructions in the Instrument of Proxy on any ballot that may be called for and for which a choice has been specified. If you properly return your Instrument of Proxy, but do not include instructions on how to vote, your shares will be voted "FOR" the election of management's six nominees for election to the Board as set out in this Proxy Statement; "FOR" the approval of the appointment of Deloitte LLP as our independent auditors for the ensuing year and the authorization of the Board to fix the remuneration to be paid to the auditors; and "FOR" the advisory vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

        The Instrument of Proxy also confers upon the proxy holder discretionary authority to vote all shares represented by the proxy with respect to amendments or variations to matters identified in the Notice of Meeting and any other matter that properly comes before the Annual Meeting. We know of no such amendment, variation or other matter that is to be presented for action at the Annual Meeting. However, if any other matters which are not now known to us should properly come before the Annual Meeting, the proxies will be voted, or not voted, by the proxy holder in his or her discretion.

 What does it mean if I receive more than one set of proxy materials?

        You may receive more than one set of proxy materials because you own QLT common shares that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. It is necessary for you to vote all of the Instruments of Proxy according to the instructions contained in this Proxy Statement and to follow the instructions for any alternative voting procedures you receive in order to vote all of the shares you own. Each Instrument of Proxy you receive will come with its own prepaid return envelope. If you vote by mail, please make sure you return each Instrument of Proxy in the return envelope that accompanies that Instrument of Proxy.

Can I change my vote after I have voted?

        You may revoke your proxy at any time before it is exercised at the Annual Meeting. A proxy may be revoked by voting in person at the Annual Meeting, by an instrument in writing stating that the proxy is revoked and signed and delivered as follows, or in any other manner provided by law. In order to revoke your proxy:

  •
  the instrument revoking the proxy must be signed by you or by the person to whom you have granted a power of attorney in writing. If the shareholder is a corporation, the instrument of revocation must be signed under that corporate shareholder's corporate seal or by a duly authorized officer or attorney of the corporation; and

  •
  the instrument revoking the proxy must be (i) delivered to QLT's registered and records office at Suite 2600, 1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1, on or before Thursday, June 16, 2016 at 11:00 AM (Eastern Time)/8:00 AM (Pacific Time) or the last business day preceding the date of any adjournment of the Annual Meeting at which the proxy is to be voted, or (ii) deposited with the Chairman of the Annual Meeting on the date of the Annual Meeting or any adjournment of it before the taking of any vote in respect of which the proxy is to be used.

        If your shares are held in the name of an intermediary such as a brokerage firm, securities dealer, trust company, bank or other nominee institution, you may change your vote by submitting new voting instructions to your intermediary, as applicable. You will need to contact your brokerage firm, securities dealer, trust company, bank or other nominee institution to learn how to make that change.

Who will tabulate the votes?

        Our transfer agent, Computershare, will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by us to act as scrutineer for the Annual Meeting.

Who pays the cost of the proxy solicitation?

        We will pay the cost of soliciting these proxies, including the printing, handling and mailing of the proxy materials. Copies of these materials will be given to brokerage firms, securities dealers, trust companies, banks and other institutions that hold our shares that are beneficially owned by others. We will reimburse these brokerage firms, securities dealers, trust companies, banks and other institutions for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our shares. Proxies may be solicited by certain directors, officers and employees of QLT personally or by telephone, mail, facsimile or e-mail. No additional compensation will be paid to directors, officers or other QLT employees for soliciting proxies. In addition, we have engaged MacKenzie Partners, Inc. to provide external proxy solicitation services to solicit proxies from brokers, banks and other institutional holders and from beneficial owners and individual holders of record of common shares. Such services are being provided at a standard fee and on other typical commercial terms.

How can shareholders submit proposals for QLT's Next Annual General Meeting?

        Under U.S. securities laws, the deadline for submitting shareholder proposals for inclusion in the Company's proxy statement and form of proxy for the Company's 2017 annual general meeting of shareholders is January 26, 2017. Proposals must be sent to our registered office at Suite 2600, 1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1.

        Under the BCBCA, a proposal for a matter for consideration at the 2017 annual general meeting of shareholders must be received at our registered office at the address above on or before March 17, 2017. For a proposal under the BCBCA to be valid, it must be in writing, accompanied by the requisite declarations and signed by the submitter and qualified shareholders who at the time of signing are the registered or beneficial owners of shares that, in the aggregate, (i) constitute at least 1% of the issued shares of QLT that have the right to vote at general meetings, or (ii) have a fair market value in excess of $2,000. For the submitter or a qualified shareholder to be eligible to sign the proposal, that shareholder must have been the registered or beneficial owner of QLT shares that carry the right to vote at general meetings for an uninterrupted period of at least two years before the date the proposal is signed, among other requirements.

 CORPORATE GOVERNANCE

Overview of Our Corporate Governance Principles

        We believe that effective and transparent corporate governance is critical to our long-term success and our ability to create value for our shareholders. We review our corporate governance policies, monitor emerging developments in corporate governance and update our policies and procedures when our Board determines that it would benefit QLT and our shareholders to do so.

        We maintain a corporate governance page on our website that includes key information about our corporate governance, including our Code of Ethics and Code of Exemplary Conduct, the charters for the Audit and Risk, Corporate Governance and Nominating, Compensation, and Scientific Review Committees of our Board and the Board's Diversity Policy, all of which can be found at QLT's website at www.qltinc.com by clicking on "Corporate Governance" under "Investors." The charter of the Audit and Risk Committee is also available on SEDAR at www.sedar.com. The documents noted above will also be provided without charge to any shareholder who requests them. Any changes to these documents, and any waivers granted by us with respect to our Code of Ethics, will be posted on our website.

        We also monitor our corporate governance policies and practices to maintain compliance with the provisions of the Sarbanes-Oxley Act of 2002, rules of the SEC, National Instrument 58-101 — Disclosure of Corporate Governance Guidelines, National Policy 58-201 — Corporate Governance Guidelines, National Instrument 52-110 — Audit Committees, the Marketplace Rules of The NASDAQ Stock Market ("NASDAQ"), and the policies of the TSX (collectively, the "Governance Guidelines"). Our policies and practices meet or exceed the Governance Guidelines.

Disclosure Practices

        QLT has in place disclosure controls and procedures to ensure QLT meets its information disclosure obligations on a timely basis. These disclosure controls and procedures are evaluated on an ongoing basis, not less than quarterly, to ensure the controls and procedures allow QLT to accomplish this objective. To implement and review our disclosure controls and procedures, current management of QLT established a Disclosure Practices Committee. The disclosure controls and procedures include procedures for ensuring prompt and effective communication of any material or reportable event to the appropriate executives, and also for designating those individuals within QLT responsible for preparing, reviewing and approving the content of any disclosure.

Corporate Code of Ethics and Code of Exemplary Conduct

        QLT has adopted a Code of Ethics which is applicable to all directors, officers and employees of QLT, as well as a Code of Exemplary Conduct which applies to the Chairman, directors, executive officers and all senior financial managers, internal legal counsel and human resources managers of QLT. As further described in the charter of the Audit and Risk Committee (available on our website at www.qltinc.com), the Audit and Risk Committee is responsible for monitoring compliance with the Code of Ethics and Code of Exemplary Conduct, and, together with the Board, reviewing and, if determined appropriate, updating the Codes annually.

        Our Audit and Risk Committee and our management review and discuss with the Board from time to time the effectiveness of our Code of Ethics and our Code of Exemplary Conduct and any areas or systems that may be further improved. QLT has not been required to, and has not, filed a material change report that pertains to any conduct of any of our directors or executive officers that constitutes a departure from these codes.

        QLT complies with the provisions of the BCBCA that deal with conflict of interest situations. QLT, through directors' and officers' questionnaires and other systems, also gathers and monitors relevant information in relation to potential conflicts of interest that a director or officer may have.

        The Code of Ethics and Code of Exemplary Conduct are available on QLT's website at www.qltinc.com. QLT will also post on its website any amendments to those codes or waivers of compliance by directors or executive officers. In 2015, there were no such amendments made or waivers granted.

 Gender Diversity

        As an extension of the Code of Ethics, the Board recently adopted a policy to reflect its commitment to diversity and inclusion in all levels in the workplace and on the Board (the "Diversity Policy"). While the Diversity Policy does not specifically target the identification and nomination of women directors, it does require the Board and the Corporate Governance Nominating Committee to consider diversity as an element in the overall selection criteria of new Board members and executive officer appointments.

        Specifically, the Board and the Corporate Governance Nominating Committee is tasked with considering diversity (including gender, as well as age, geography, members of minority groups and persons with disabilities) as an element in the identification and selection criteria and when reviewing qualified candidates for recommendation for appointment or election to the Board and as executive officers. The Company does not support the adoption of quotas and, accordingly, no specific targets have been set for female Board members or female executive officers.

        The Board will proactively monitor the Company's performance in meeting the standards outlined in the Diversity Policy. As the Diversity Policy was only recently implemented, the Board has not yet had the opportunity to consider the Company's progress on achieving the policy's standards.

        The Diversity Policy requires that each year the Company report on the proportion of female and minority personnel in senior executive positions and on the Board in the Company's proxy statement. As at December 31, 2015, (a) two of Company's five executive officers were female and none of such personnel identified themselves as part of a minority group and (b) the Company's Board did not include any female members and none of the Board members identified themselves as belonging to a minority group.

Mandate of the Board and the Chairman of the Board

        Our Board is responsible for the supervision of the management of the business and affairs of QLT, the stewardship of QLT and the enhancement of shareholder value. The Board has adopted a written Mandate, which is applicable to all directors, and which has formalized its position on corporate governance. The Board has also developed a written position description for the Chairman of the Board, which is detailed in the Mandate of the Chairman of the Board and described below under the heading "Board Leadership Structure". The Mandate of the Board and the Mandate of the Chairman of the Board are incorporated herein by reference and are available on our website at www.qltinc.com and on SEDAR at www.sedar.com or copies will be provided without charge to any shareholder who requests them by writing to "QLT Investor Relations," 887 Great Northern Way, Suite 250, Vancouver, British Columbia, Canada, V5T 4T5. The Corporate Governance and Nominating Committee of the Board is charged with reviewing and ensuring that good corporate governance practices and the Mandate of the Board are followed. The Corporate Governance and Nominating Committee is also responsible for reviewing and, if determined appropriate, updating the Mandate of the Board.

        On October 24, 2014, Dr. Geoffrey F. Cox was appointed as the Interim Chief Executive Officer (the "Interim CEO") of the Company. Prior to Dr. Cox's appointment, the Executive Transition Committee (the "ETC") had been performing the function of the CEO on an interim basis. Upon Dr. Cox's appointment the ETC was disbanded. The Board has not developed a written position description for the CEO at this time. Under the Board's written Mandate it is responsible for developing a succession plan for the CEO, and for discussing with the CEO succession plans for other senior management personnel. The CEO (or the Interim CEO) is responsible for recommending and then implementing the corporate strategy approved by the Board and for managing QLT's business with the objective of meeting the corporate goals. The Board reviews, approves and documents in writing the annual corporate goals and objectives that the CEO (or the Interim CEO) is responsible for meeting each year, and the Board, together with the Compensation Committee, will assess the CEO's (or the Interim CEO's) performance against those goals.

        During 2015, the Board kept informed of the business through open discussions with and reports from the Interim CEO, and key members of management. The Board also keeps itself informed by reviewing documents, such as detailed periodic management reports and quarterly financial statements, by attending presentations made during Board meetings and through periodic reports given to the full Board from each of QLT's committees. QLT's directors have access to all books, records and reports upon request, and members of its management are available at all times to answer any questions.

Role of the Board in Risk Oversight

        The Board is actively involved in overseeing risk management for QLT. In accordance with the Mandate of our Board, the Board, as a whole, oversees the development and application of policies regarding corporate governance, and is responsible for adopting the corporate strategies and plans for QLT's business, identifying the principal risks of QLT's business and ensuring the implementation of the appropriate systems to manage these risks, overseeing the integrity of QLT's internal controls and management information systems and maintaining a continuing dialogue with senior management in order to ensure QLT's ability to respond to changes, both internal and external, which may affect its business operations from time to time. This oversight is also conducted through committees of the Board. The Board receives full reports from each committee Chairman regarding the committee's consideration and actions. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include financial reporting, compliance, compensation and operations, as summarized below.

        The Audit and Risk Committee reviews and discusses with management significant financial risks and the actions management has taken to monitor and mitigate potential exposures. The Audit and Risk Committee also assesses other areas of enterprise risk exposure as determined by the Board from time to time, and QLT's policies with respect to risk assessment and risk management.

        The Corporate Governance and Nominating Committee oversees risk management as it relates to, among other things, the development and assessment of our corporate governance framework, board and Chairman succession, including board and committee nominations, membership and standards, and potential conflicts of interest.

        The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees. This includes a review of our material compensation policies and practices under which the Compensation Committee concluded that these policies and practices are not reasonably likely to have a material adverse effect on QLT.

        The Scientific Review Committee reviews management's direction and investment in QLT's research, development and technology initiatives to ensure that the scientific strategy and its implementation are consistent with and support the strategic and business objectives of QLT. The Scientific Review Committee works with management to identify operational risks with respect to current and future research and development programs and products and technology in which QLT is investing its research and development efforts.

Board Leadership Structure

        We operate under a corporate governance structure where the Chairman of the Board and the CEO are separate positions held by different individuals. Due to the demands of each position, we believe separating these roles enhances the ability of each to discharge his duties and fosters more accountability.

        We expect to maintain separate positions for the Chairman and the CEO because we believe that having the Board operate under the leadership and direction of a Board member who is independent from management provides the Board with the most appropriate mechanism to fulfill its oversight responsibilities.

Board Attendance at Annual Meeting

        It is a policy of the Board to encourage directors to attend regular Board meetings, Board committee meetings on which they serve and each annual general meeting of the shareholders. The most recent annual general meeting of the shareholders was attended by all members of the Board other than Dr. John Kozarich, who was unable to attend.

 Decisions Requiring Prior Approval of the Board

        In addition to matters that must, by law or by the Articles of QLT, be approved by the Board, management is required to seek approval from the Board for major transactions, for any single expense that exceeds certain specified dollar values, and for certain transactions with related persons. Additional information relating to transactions with related persons is set forth below in this Proxy Statement under the heading "Executive Compensation — Review, Approval or Ratification of Transactions with Related Persons".

Orientation and Continuing Education Programs

        It is the intention of the Board that as and when a new Board nominee is appointed, the Board will ensure that a full program of orientation and education is provided for the nominee, including, but not limited to, provision of a complete corporate history, copies of past minutes of meetings of the Board and the Mandate of the Board, and information regarding our business and operations. The Corporate Governance and Nominating Committee is responsible for reviewing the current orientation and education program and recommending and initiating improvements to this program as warranted. As part of the ongoing commitment of the Board to effective governance and director continuing education, our directors are encouraged to periodically attend accredited courses on current trends in corporate governance and other relevant areas.

Outside Advice

        Each of the Audit and Risk Committee, the Compensation Committee and the Corporate Governance and Nominating Committee has the authority to engage external advisors as set forth in each of their respective charters. The Scientific Review Committee is also authorized to engage independent consultants with the approval of the Chairman of the Board.

Director and Officer Liability Insurance

        We maintain directors' and officers' liability insurance coverage through a policy covering QLT and its subsidiaries. This insurance provides coverage for indemnity payments made by QLT to our directors and officers as required or permitted by law for losses, including legal costs, incurred by our directors and officers in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by QLT. The insurance coverage for our directors and officers has customary exclusions, including those acts determined to be uninsurable under law, deliberately fraudulent or dishonest, or that have resulted in personal profit or advantage.

Minimum Share Ownership Guidelines for Directors

        The Board believes it to be in the best interests of our shareholders to specify a minimum level of equity holdings in QLT by each independent director to further align the interests of our Board and shareholders. As a result, following consultation with Radford, an Aon Hewitt company ("Radford"), the independent compensation advisor to our Compensation Committee, we adopted share ownership guidelines for our independent directors. Under these guidelines, independent directors are encouraged to acquire (if not already held) common shares of QLT as follows:

  •
  Chairman: an amount equal to three times the Chairman's annual retainer, satisfied within five years from the date he or she assumes the office of Chairman; and

  •
  Directors other than the Chairman: an amount equal to three times the director's annual Board retainer, satisfied within five years from the date the director joined the Board.

        Holdings of vested in-the-money stock options and vested deferred share units (referred to as "DSUs") are counted towards fulfilling the guidelines. According to Radford, the implementation of share ownership guidelines instituted by the Board is consistent with Institutional Shareholder Services' best practices.

        The value of the shares owned for the purposes of fulfilling the share ownership guidelines is determined as the greater of the acquisition cost or the market value at the time of the determination. Compliance with the share ownership guidelines is evaluated on an annual basis by the Corporate Governance and Nominating Committee. All of the members of the Board have satisfied the share ownership guidelines to date.

        Our share ownership guidelines for executive officers are described below in this Proxy Statement under the heading "Compensation Discussion and Analysis".

Director Nomination Process

        To assist with director nominations, the Board has designated a standing committee, the Corporate Governance and Nominating Committee, as being responsible for reviewing and recommending nominees to the Board. In evaluating prospective nominees, the Corporate Governance and Nominating Committee looks for the following minimum qualifications: strong business acumen, previous experience as an executive or director with successful companies, the highest standards of integrity and ethics, and a willingness and ability to make the necessary time commitment to diligently perform the duties of a director. In evaluating prospective nominees, the Corporate Governance and Nominating Committee also takes into account shareholder support of prospective nominees in previous director elections of the Company. Nominees are selected with a view to the best interests of QLT as a whole. All nominations proposed by the Corporate Governance and Nominating Committee must receive the approval of the Board.

        The Board prefers a mix of experience among its members to maintain a diversity of viewpoints and ensure that the Board can achieve its objectives. In searching for a new director, the Corporate Governance and Nominating Committee identifies particular areas of specialization that it considers beneficial, in addition to the general qualifications, having regard to the skill sets of the other members of the Board.

        To foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Corporate Governance and Nominating Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of QLT. In accordance with its charter, the Corporate Governance and Nominating Committee considers, among other things, the following in recommending candidates for election to the Board: (i) personal and professional integrity, ethics and values, (ii) experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance, product development and other elements relevant to the success of a publicly-traded company in today's business environment, (iii) experience in the biotechnology industry in Canada and the United States, (iv) experience as a board member of another publicly-held company, (v) academic or therapeutic expertise in an area of QLT's operations and (vi) practical and mature business judgment, including the ability to make independent and analytical inquiries. In accordance with the Diversity Policy, while the Company does not support the adoption of quotas, management and the Board will consider diversity as an element of the overall selection criteria of candidates.

        The Corporate Governance and Nominating Committee may retain the assistance of a recruiting firm to assist it in identifying and recruiting candidates that possess the desired qualifications. The Corporate Governance and Nominating Committee may also involve other members of the Board or other Board committees to assist it with the recruitment of new directors. Potential nominees and their respective references are interviewed extensively in person before any nomination is endorsed by that Board committee.

        The Board will also consider any director nominees proposed by shareholders. Shareholders may submit nominations to the Board by addressing a communication to the Chairman of the Corporate Governance and Nominating Committee and providing sufficient information to the Corporate Governance and Nominating Committee to permit it to conduct an assessment of the qualifications of the proposed nominee, including biographical information about the candidate and his or her professional experience, confirmation of the candidate's willingness to serve as a director, and complete contact information for the candidate and the nominating shareholder. The methods by which a shareholder may communicate with the Corporate Governance and Nominating Committee are set out on QLT's website at www.qltinc.com. As a matter of policy, the Corporate Governance and Nominating Committee is committed to giving due and fair consideration to proposed nominations submitted by shareholders using the same criteria and processes as other nominations that come before it.

 Term and Age Limits

        The Board has not adopted policies imposing an arbitrary term or retirement age limit in connection with individuals nominated for election as directors as it does not believe that such limits are in the best interests of the Company. The Board strives to achieve a balance between the desirability to have a depth of institutional experience from its members on the one hand and the need for renewal and new perspectives on the other hand.

Independence of Directors

        To ensure QLT maintains good and objective governance, the Board strives to maintain strong independence from management. In determining whether directors are independent, each year the Board considers and discusses the nature and materiality of all direct or indirect relationships between each director nominee and QLT, including any family or business relationships. Under the applicable Canadian and United States securities laws, a relationship is considered material where that relationship could, in the view of the Board, reasonably interfere with the exercise of the director's independent judgment. A director who also serves as CEO of a company would be considered a non-independent director of that company under applicable Canadian and United States securities laws.

        As a result, and in connection with a review of the nature and materiality of all direct or indirect relationships between each director and QLT, the Board has determined that, with the exception of Dr. Cox, who ceased being "independent" upon his appointment as Interim CEO on October 23, 2014, all members of the Board are and have been "independent", under the independence standards of the NASDAQ Marketplace Rules, since their respective appointments to the Board.

        QLT has determined that all director nominees for election as directors at the Annual Meeting, other than Dr. Cox, the Interim CEO of QLT, will be independent under the independence standards of the NASDAQ Marketplace Rules.

        In addition, each director who served as a member on each of the Audit and Risk Committee, Compensation Committee, and Corporate Governance and Nominating Committee during 2015 was "independent" as independence for members of such committees is defined in National Instrument 52-110 — Audit Committees and the Marketplace Rules of NASDAQ and the rules of the SEC, as applicable, at the time they served on such committee.

Executive Session of Independent Directors

        The independent members of the Board meet without management and non-independent directors present during sessions following periodic Board meetings (unless the independent directors determine such a session is not required).

Assessments

        The Board has adopted an annual formal assessment process with respect to performance of the Board and its committees. The Board as a whole considers the contributions and performance of the Board and each of its committees by conducting a performance review questionnaire. The Board uses this assessment to determine whether additional expertise is required to ensure that the Board is able to discharge its responsibilities and individuals with specific skill sets are identified.

Audit Committee Financial Expert

        Each member of the Audit and Risk Committee is financially sophisticated, as defined by the Marketplace Rules of NASDAQ, and is financially literate, as defined by Canadian securities regulations, and as required by such rules, able to read and understand fundamental financial statements, including QLT's consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows. The Board has determined that John C. Thomas, Jr. is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act, and that all of our Audit and Risk Committee members are "independent," as independence for audit committee members is defined by the NASDAQ, TSX and applicable U.S. and Canadian securities rules.

 Compensation Committee Interlocks and Insider Participation

        During 2015, each of Jeffrey Meckler, John Thomas, Jr., and Dr. Stephen Sabba served on the Compensation Committee. None of the members of the Compensation Committee during 2015 is or was previously an officer or employee of QLT or has any relationships requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

        None of QLT's executive officers served during 2015 as members of the compensation committee or board of directors of any entity that had one or more executive officers serving as a member of the QLT Compensation Committee or QLT Board.

        John Thomas, Jr. is a director and a member of the Compensation, Audit and Risk and Corporate Governance and Nominating Committees of QLT. Mr. Thomas is also a director and Chief Financial Officer of CorMatrix Cardiovascular, Inc. ("CorMatrix"). Jason M. Aryeh is a member of the Board of Directors and Compensation Committee of CorMatrix and as such, participates in compensation decisions about Mr. Thomas and CorMatrix's other executive officers. Mr. Aryeh is the Chairman of the Board of QLT. Mr. Aryeh has not at any time received compensation from QLT other than for his service as a director of QLT.

        The director nominees are also directors of the following publicly traded companies:

Name of Director	Publicly Traded Companies

Jason M. Aryeh	Ligand Pharmaceuticals Incorporated
Aralez Pharmaceuticals Inc.

Dr. Stephen L. Sabba	Ligand Pharmaceuticals Incorporated

John C. Thomas, Jr.	Medovex Corporation
NantKwest, Inc.

Dr. John W. Kozarich	Ligand Pharmaceuticals Incorporated
Retrophin, Inc.

Dr. Geoffrey F. Cox	Biota Pharmaceuticals, Inc.

Jeffrey A. Meckler	CoCrystal Pharma Inc.
Retrophin, Inc.

Communicating with the Board of Directors

        Any shareholder or interested party who wishes to communicate with the Board or any specific director, the Chairman of the Board, or committee members, may write to:

QLT Inc.
Attn: Board of Directors
887 Great Northern Way, Suite 250
Vancouver, British Columbia, V5T 4T5
Canada

        Depending on the subject matter of the communication, the corporate secretary will:

  •
  forward the communication to the director or directors to whom it is addressed (matters addressed to the CEO will be forwarded unopened directly to the CEO (currently, the Interim CEO));

  •
  attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board, or an individual member, e.g., the communication is a request for information about QLT or is a stock-related matter; or

  •
  not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        Shareholders and other interested persons may submit concerns regarding accounting matters by following the instructions for making a report published in the Corporate Governance subsection of the Investor Relations section of our website.

Board of Directors and Board Committees

        The Board held 24 meetings (in person or by teleconference) during 2015. With the exception of Dr. Geoffrey Cox, all of the members of the Board were independent in 2015.

        Each director of the Board attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served during 2015. Director attendance at committee meetings is assessed based on the number of committee meetings a director attended during their relevant term of service on such committee.

        Set forth below is a summary of Board and Committee attendance during 2015. The Scientific Review Committee did not hold any meetings in 2015.

Summary of Attendance of Directors in 2015	Board Meetings	Audit and Risk Committee Meetings	Corporate Governance and Nominating Committee Meetings	Compensation Committee Meetings
Jason M. Aryeh	24/24		1/1
Dr. Stephen Sabba	24/24	6/6		5/5
John C. Thomas, Jr.	24/24	6/6	1/1	5/5
Dr. John Kozarich	24/24
Dr. Geoffrey F. Cox	24/24
Jeffrey Meckler	24/24	6/6	1/1	5/5

        The Board has a standing Audit and Risk Committee, Corporate Governance and Nominating Committee, Compensation Committee, and Scientific Review Committee. In addition, from time to time, the Board may establish special committees to assist the Board in respect of certain matters. Set forth below is a chart indicating, by committee, each committee's members as at the end of the 2015 fiscal year and the key functions of the committees:

Committee	Members	Key Functions

Audit and Risk	Dr. Stephen L. Sabba* Jeffrey A. Meckler John C. Thomas, Jr.	Monitors QLT's internal accounting controls and business conduct;
Oversees QLT's accounting and financial reporting practices;
Reviews the adequacy of the system of internal controls, reviews any relevant accounting, financial and securities regulatory matters;
Reviews the management of corporate financial and compliance risks;
Monitors compliance with our Code of Ethics and Code of Exemplary Conduct;
Recommends the appointment of independent auditors, engages the independent auditors, and receives the reports of the CEO and the Chief Financial Officer with respect to their assessment of internal controls;
Provides a mechanism for communication between the Board and QLT's independent auditors; and
Meets regularly with QLT's auditors without management present.

Corporate Governance and Nominating	Jason M. Aryeh* Jeffrey A. Meckler John C. Thomas, Jr.	Develops and oversees Board governance principles;
Assesses the effectiveness of corporate governance and makes recommendations to the full Board;
Makes recommendations to the Board regarding the size and composition of the Board and Board committees;
Develops and oversees Board continuing education program;
Conducts an annual process to assess the effectiveness of the Board and individual members of the Board;
Reviews and considers nominations to the Board;
Reviews annually the credentials of nominees for re-election and ensures qualifications are maintained; and
Reviews compliance with QLT share ownership guidelines by members of the Board and executive officers.

Committee	Members	Key Functions

Compensation	Jeffrey A. Meckler* Dr. Stephen L. Sabba John C. Thomas, Jr.	Makes recommendations to the Board regarding the compensation of all executive officers;
Reviews and makes recommendations with respect to compensation policy and programs generally and determines and recommends option grants under QLT's incentive stock plan;
Reviews and recommends to the Board the manner in which executive compensation should be tied to both short-term and long-term corporate goals of QLT and completes the disclosure regarding executive compensation contained in QLT's Proxy Statement;
Assists the Board in ensuring that QLT has a plan for continuity of its officers and an executive compensation plan that is competitive to attract, retain and motivate high performance of its executive management and other key personnel; and
Establishes QLT share ownership guidelines for members of the Board and executive officers.

Scientific Review	Dr. John W. Kozarich* Dr. Stephen L. Sabba	Reviews management's direction and investment in QLT's research, development and technology initiatives.

*
Chairman

Committee Chairmen

        The Board has not developed written position descriptions for the Chairman of each of the committees of the Board. The Chairman of each committee has accepted leadership responsibilities of the committee including setting the agenda for and chairing the meetings, liaising with management as appropriate, as well as for ensuring fulfillment of the mandate set out in the charters of the committees.

COMPENSATION OF DIRECTORS

Director Compensation

Overview

        The compensation program for our non-employee directors is intended to fairly compensate them for the time and effort required of a director based upon the size and complexity of our business, as well as, through an equity component of the program, to further align the interests of our non-employee directors with those of our shareholders. The amount and form of director compensation is reviewed periodically by the Compensation Committee, with any resulting recommendations made to the Board, to ensure that such compensation accurately reflects the responsibilities and risks of being an effective director.

        To assist in its evaluation of director compensation, the Compensation Committee has the authority to retain independent compensation consultants. During 2015, the Board worked with Radford to review QLT's director compensation programs.

        The independent directors receive cash and equity-based compensation for their services on the Board as described below.

Cash Compensation

        The cash compensation component of our program in 2015 included annual Board and Committee member or Chairman position retainers, meeting attendance fees, and fees paid for attending to Board or Committee business other than for attendance at a meeting. Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with our policies and up to CAD$1,500 reimbursement for preparation of annual Canadian tax returns. Director retainers and fees are paid to the Board monthly in arrears.

        Fees paid to the non-employee directors in 2015 were as follows:

Nature of Board Duty — Effective January 1, 2015 — October 31, 2015	Fee (US$)
Annual Board Retainer Fee:
• for all Directors	$30,000
• additional retainer for Chairman of the Board	$45,000
Additional Annual Retainer Fee for Chairman of the Audit and Risk Committee	$12,500
Additional Annual Retainer Fee for Chairman of the Scientific Review Committee	$10,000
Additional Annual Retainer Fee for Chairman of the Compensation Committee	$10,000
Additional Annual Retainer Fee for Chairman of the Corporate Governance and Nominating Committee	None
Additional Annual Retainer Fee for non-Chairman committee members of Audit and Risk Committee, Scientific Review Committee, Compensation Committee and Corporate Governance and Nominating Committee	$5,000
Fee for each Board meeting attended:
• by telephone	$1,500
• in person	$3,000
Fee for each meeting of the Audit and Risk Committee, Scientific Review Committee, Compensation Committee and Corporate Governance and Nominating Committee attended:
• by telephone	$1,500
• in person	$3,000
Fee to perform Board or committee business (other than attendance at a Board or committee meeting) at the specific request of the Board or relevant committee:
• if no out-of-town travel is required	$1,500
• if out-of-town travel is required	$3,000
Fee to QLT Board member for attending operating subsidiary Board meeting as a member of the Board of Directors of the operating subsidiary (whether in person or by telephone)	$1,500

        Effective November 1, 2015, following consultation with Radford and review of the September 2015 Peer Group, the Board, upon recommendation of the Compensation Committee, amended the cash component of our director compensation program to eliminate all per meeting attendance fees and amended retainers associated with Chairmanship and Board and Committee membership positions. The amended retainer fees are outlined in the table below. In addition, directors continued to be eligible for: (i) fees incurred in connection with services provided for Board or Committee business other than meeting attendance, and (ii) reimbursement of expenses incurred in connection with attendance of Board meetings. Director fees continue to be paid to the Board monthly in arrears.

Nature of Board Duty — Effective November 1, 2015	Fee (US$)
Annual Board Retainer Fee:
• for all Directors	$40,000
• additional retainer for Chairman of the Board	$40,000
Additional Annual Retainer Fee for Chairman of the:
• Audit and Risk Committee	$20,000
• Compensation Committee	$15,000
• Corporate Governance and Nominating Committee	$10,000
• Scientific Review Committee	$10,000
Additional Annual Retainer Fee for Member of the:
• Audit and Risk Committee	$10,000
• Compensation Committee	$7,500
• Corporate Governance and Nominating Committee	$5,000
• Scientific Review Committee	$5,000

Equity-Based Compensation

        In addition to cash compensation, our non-employee directors also receive equity-based compensation to ensure that their interests are fully aligned with those of our shareholders.

        We maintain a Directors' Deferred Share Unit Plan, which we refer to as the "DDSU Plan". Under the DDSU Plan, at the discretion of the Board, non-employee directors receive a portion of their equity-based compensation in the form of DSUs, each of which has a value equal to the price of our common shares on the TSX. A DSU is convertible only into cash (i.e. no shares are issued), and can only be converted after the director ceases to be a member of the Board. The DSUs vest monthly over 36 months from the first month after the date of grant. The value of a DSU, when converted to cash, will be equivalent to the market value of a QLT common share at the time the conversion takes place. We do not have a history of paying dividends on our common shares; however, if dividends are ever paid on our common shares, a non-employee director's DSU account will be credited with dividends at the same rate.

        In addition, directors are eligible to receive grants of options and RSUs under the 2000 Plan. The RSUs vest in 3 successive and equal annual installments on the date of each of the first 3 annual general meetings held by QLT after the grant date. Upon vesting, each RSU represents the right to receive one common share. The Compensation Committee's objective in recommending the grant of equity awards to independent directors is to provide a reasonable, market-based incentive for directors to deliver increased value to shareholders. Based in part on advice received from Radford in October 2015, the Compensation Committee and the Board have concluded that, going forward, stock options alone are an effective way to align the interests of the non-employee directors with those of the shareholders.

        Equity grants to the directors typically occur annually, promptly following each annual general meeting of shareholders. For 2015, there were no equity awards made to directors. Stock options and other equity grants that may otherwise have been awarded in 2015 were deferred due to the Company's special election distribution of Aralez Pharmaceuticals Inc. shares that was pending throughout 2015 and the decrease in the Company's share price that was anticipated to occur as a result.

        On November 4, 2015, the Board of Directors approved a grant of 50,000 stock options for Mr. Aryeh, as Chairman of the Board, and 25,000 for each of the other directors, with the exception of Dr. Cox, our Interim Chief Executive Officer, subject to certain future events and conditions. These grants are not reflected in the Director Awards Outstanding as at December 31, 2015 table as they have not yet been awarded.

        Also on November 4, 2015, in order to address the loss in value of the DSUs granted to directors in 2012 and 2013 as a result of the special election distribution of shares of Aralez Pharmaceuticals Inc., the Board of Directors approved a grant of 12,800 DSUs for Mr. Aryeh, as Chairman of the Board, and 6,400 for each of the other directors, including Dr. Cox, subject to certain future events and conditions. These grants are not reflected in the Director Awards Outstanding as at December 31, 2015 table as they have not yet been awarded.

        The following table provides information regarding the compensation of our non-employee directors for 2015.

2015 Non-Employee Director Compensation

Name(1)	Fees Earned or Paid in Cash ($) USD	Total ($) USD
Jason M. Aryeh	$185,167	$185,167
John Kozarich	71,667	71,667
Jeffrey A. Meckler	107,333	107,333
Stephen Sabba	108,333	108,333
John C. Thomas, Jr.	101,917	101,917

	$574,417	$574,417

(1)
No stock options, DSUs or RSUs were awarded to QLT's directors in 2015.

 Director Awards Outstanding as at December 31, 2015

	Option Awards							Stock Awards(3)
Name	Total # of shares underlying unexercised options — exercisable		Total # of shares underlying unexercised options — unexercisable	Option exercise price	Option expiration date	Value of unexercised in-the-money options(1)	Total # of DSUs outstanding	Total # of vested DSUs	Value of outstanding DSUs(4)
Jason M. Aryeh	—		—	—	—	—	44,000	39,722	$125,557
Geoffrey F. Cox	90,000	(2)	—	$3.49	October 28, 2024	—	22,000	19,861	62,779
John Kozarich	—		—	—	—	—	22,000	19,861	62,779
Jeffrey A. Meckler	225,000		—	$4.21	November 21, 2023	—	22,000	19,861	62,779
Stephen Sabba	—		—	—	—	—	22,000	19,861	62,779
John C. Thomas, Jr.	—		—	—	—	—	22,000	19,861	62,779

	315,000		—				154,000		439,450

*
Stock and option awards that were granted/priced in Canadian dollars and have been converted to U.S. dollars for disclosure purposes using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = C$1.2791.

(1)
The value of the unexercised in-the-money stock options represents the difference between the December 31, 2015 closing price of QLT's common shares on the TSX, being US $2.85 (C$3.65), and the exercise price.

(2)
Reflects stock options outstanding as at December 31, 2015 that were granted to Dr. Cox on October 29, 2014 for his service as Interim Chief Executive Officer and not in his capacity as a director. For more information on compensation received by Dr. Cox for his service as Interim Chief Executive Officer, refer to the Executive Compensation section below.

(3)
Stock awards include RSUs and DSUs. As at December 31, 2015, no RSUs were outstanding. For a summary of RSUs vested and shares issued in 2015 refer to the Director Awards — Value Realized from 2015 Option Exercises and Stock Awards Vested section below.

(4)
The value of outstanding DSUs as at December 31, 2015 was calculated by multiplying the total quantity of DSUs outstanding by the December 31, 2015 closing price of QLT's common shares on the TSX, being US $2.85 (C$3.65). DSUs are settled in cash and can only be converted once a director ceases to be a member of the Board.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Information Regarding Director Nominees

        The names of the nominees and certain information about them are set forth below:

Name of Nominee and Residence	Age	Position(s) With the Company	Independent	Director Since
JASON M. ARYEH New York, USA	47	Chairman and Director	Yes	2012
DR. STEPHEN L. SABBA New York, USA	56	Director	Yes	2012
JOHN C. THOMAS, JR. Georgia, USA	62	Director	Yes	2012
DR. JOHN W. KOZARICH California, USA	66	Director	Yes	2012
DR. GEOFFREY F. COX Massachusetts, USA	72	Director and Interim CEO	No	2012
JEFFREY A. MECKLER New York, USA	49	Director	Yes	2012

        There is no family relationship between any of our directors, director nominees or executive officers. The number of common shares owned by each of the nominees for election as a director is set forth under "Security Ownership of Certain Beneficial Owners and Management" in this Proxy Statement.

Directors

        Jason M. Aryeh, age 47, is the Chairman of the Board and a Director of QLT (since 2012) and serves as the Chairman of the Corporate Governance and Nominating Committee. Currently, Mr. Aryeh is the Founder and Managing General Partner of JALAA Equities, LP (since 1997), a private hedge fund focused on the biotechnology and specialty pharmaceutical sector. Mr. Aryeh also serves on the Board of Directors of Ligand Pharmaceuticals Incorporated ("Ligand") (since 2006), a publicly-traded biotechnology company, where he serves as Chairman of the Nominating and Governance Committee, CorMatrix Cardiovascular, Inc. ("CorMatrix") (since 2010), a privately-held medical device company, where he serves as Chairman of the Audit Committee, Aralez Pharmaceuticals Inc. (since 2016), a publicly-traded specialty pharmaceuticals company, where he serves as Chairman of the Transaction Committee, and the Cystic Fibrosis Foundation's Therapeutics Board (since 2011). Previously, Mr. Aryeh served as a Director of both Nabi Biopharmaceuticals, prior to its merger with Biota Pharmaceuticals, Inc. ("Biota") in November 2012, and of Myrexis, Inc. (2011 to 2013), both of which are publicly-traded biotechnology companies. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics.

        The Board has concluded that Mr. Aryeh is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives stemming from his experience in the biotechnology and specialty pharmaceutical sector as a hedge fund manager and serving on the boards of publicly-traded companies. The Board believes that Mr. Aryeh's strategic insight and in-depth understanding of health care trends and capital markets add significant value to the Board.

        Dr. Geoffrey F. Cox, Ph.D., age 72, is a Director of QLT (since 2012) and Interim CEO (since October 23, 2014). Dr. Cox has extensive pharmaceutical and biotechnology experience holding a broad range of senior management and board positions with private and publicly-traded companies. Dr. Cox remains the Principal of Beacon Street Advisors LLC (since 2013) which provides corporate, operational and organizational strategic advice and interim management support to life sciences companies, but is working full time for QLT. Previously, he was a partner with Red Sky Partners LLC, a life sciences consulting firm (from 2011 to 2013). Dr. Cox served as a Director (2000 to 2012) and the Non-Executive Chairman (2007 to 2012) of Nabi Biopharmaceuticals prior to its merger with Biota in 2012 and continues to serve as a Director of Biota (now Aviragen Therapeutics, Inc.), a publicly-traded anti-infective drug development company. He also served as a Director of Gallus Biopharmaceuticals LLC (2011 to 2014), a biologics contract manufacturing and development company, and currently serves as a Director of Lakewood-Amedex LLC (since 2013), a company developing novel antibiotics and RNA silencing technology. Dr. Cox was Chairman, President and CEO of GTC Biotherapeutics Inc. (now rEVO Biologics) (2001 to 2010), a company focused on the development of recombinant therapeutic proteins, including proteins for the treatment of rare diseases, using transgenic animal production technology. Prior to 2001, Dr. Cox was Executive VP, Operations, of Genzyme Corporation and later Chairman, President and CEO of Aronex Pharmaceuticals Inc. Dr. Cox is a past Chairman and current member of the Board of the Massachusetts Biotechnology Council. He previously served on the Board of the Biotechnology Industries Association and as a member of its Health Governing and Emerging Companies Sections. Dr. Cox received a B.Sc. (Hons) in biochemistry from the University of Birmingham, UK, and a Ph.D. in biochemistry from the University of East Anglia, UK.

        The Board has concluded that Dr. Cox is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives derived from his extensive leadership experience in the biopharmaceutical industry, including as a director and executive officer of publicly-traded biotechnology companies. The Board believes that Dr. Cox's strategic consulting, operations and business development expertise as well as his scientific background bring significant value to the Board.

        Dr. John W. Kozarich, Ph.D., age 66, is a Director of QLT (since 2012) and Chairman of the Scientific Review Committee. Dr. Kozarich has over 35 years of experience in academic and pharmaceutical research. Currently, Dr. Kozarich is also Chairman and President of ActivX Biosciences, Inc. (since 2001), a wholly-owned subsidiary of the international pharmaceutical company KYORIN Pharmaceutical Co., Ltd.; Director and Chairman of Ligand (since 2003 and 2007, respectively), a publicly-traded biotechnology company; a Director of Retrophin, Inc. (since 2015), a publicly-traded biopharmaceutical company; and a Senior Scientific Advisor to KinDex Therapeutics, Inc. (since 2009), a privately-held company developing molecules that modulate key metabolic regulatory networks. Dr. Kozarich was previously a Director of Corium International Inc. (2006 to 2015), a publicly-traded transdermal drug delivery company.

        Dr. Kozarich is also an adjunct professor of chemical physiology at the Scripps Research Institute and previously held faculty positions at the University of Maryland and Yale University School of Medicine. He has authored over 150 primary scientific publications. Dr. Kozarich earned his B.S. in chemistry from Boston College (summa cum laude; Phi Beta Kappa), his Ph.D. in biological chemistry from the Massachusetts Institute of Technology, and was a National Institutes of Health postdoctoral fellow at Harvard University.

        The Board has concluded that Dr. Kozarich is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on his academic achievements and international experience as an advisor, executive officer and director of biotechnology companies. The Board believes that Dr. Kozarich is well-versed in the challenges of research and development given his extensive academic and pharmaceutical research and leadership background in the life sciences, and provides the Board with invaluable insight into a broad range of issues that impact QLT's research and development efforts.

        Jeffrey A. Meckler, age 49, is a Director of QLT (since 2012), Chairman of the Compensation Committee and a member of the Audit and Risk and Corporate Governance and Nominating Committees. Mr. Meckler has over 20 years of experience in the life sciences sector. Currently, Mr. Meckler is the CEO and a Director of Cocrystal Pharma, Inc. (since March 2015 and 2014, respectively), a virology focused life sciences company. He is also a Director (since October 2014) and former Chairman (from June 2015 to March 2016) of Retrophin, Inc., which is a publicly-traded biopharmaceutical company. Previously, Mr. Meckler was Managing Director of The Andra Group (2009-2015), a life sciences consulting firm that assists clients with strategic planning and business development. Additionally, Mr. Meckler acted as a Director (2011 to 2012) and Interim-CEO (2011) of Cypress Bioscience Inc. after its acquisition by Royalty Pharma; a Director of ClearFarma USA (2010 to 2012), a private sustainable food supply research and development company; a Director of Kyalin Bioscience (2011 to 2012), a private company developing therapies for autistic spectrum disorder acquired by Retrophin, Inc.; an Investment Analyst with Ridgeback Capital Management (2007 to 2009); a Director of Alveolus Inc. (2007 to 2009), a private, coated stent company acquired by Merit Medical; and held a series of positions at Pfizer Inc. in Manufacturing Systems, Market Research, Business Development, Strategic Planning and Corporate Finance which included playing a significant role in acquisitions and divestitures (1990 to 2007). Mr. Meckler is the past President and continues to serve on the Board of Children of Bellevue, a non-profit organization focused on advocating and developing pediatric programs at Bellevue Hospital Center (since 2001) and is past President of the Alumni Board of the Carnegie Mellon Tepper School of Business (2009 to 2015). Mr. Meckler received a B.S. in Industrial Management and M.S. in Industrial Administration from Carnegie Mellon University. In addition, Mr. Meckler received a J.D. from Fordham University School of Law.

        The Board has concluded that Mr. Meckler is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives stemming from his extensive pharmaceutical and biotechnology industry, consulting and financial background. The Board believes that Mr. Meckler's experience regarding strategic business development, operations and corporate finance opportunities as well as health care trends bring significant industry-specific insight to the Board.

        Dr. Stephen L. Sabba, M.D., age 56, is a Director of QLT (since 2012), Chairman of the Audit and Risk Committee and a member of the Scientific Review and Compensation Committees. Currently, Dr. Sabba is also a Partner and Health Care Portfolio Manager at Knott Partners, LP (since 2006), an investment fund, and a Director of Ligand (since 2008), a publicly-traded biotechnology company. Previously, he was a Partner and Director of Research with Kilkenny Capital Management (2001 to 2006), a Chicago-based hedge fund. Dr. Sabba received his medical degree from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a Bachelor of Science degree with honors at Cornell University.

        The Board has concluded that Dr. Sabba is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on his capital markets and financial expertise gained from his experience working in the hedge fund and investment fund industries. The Board believes that Dr. Sabba's deep understanding of the biotechnology industry, medicine and health care trends adds significant value to the Board.

        John C. Thomas, Jr., age 62, is a Director of QLT (since 2012) and is a member of QLT's Audit and Risk, Corporate Governance and Nominating and Compensation Committees. Mr. Thomas has more than 38 years of experience in a variety of financial and accounting positions, with the last 28 years spent in the medical, pharmaceutical and device fields. Currently, Mr. Thomas also serves as Chief Financial Officer, Secretary and Director of CorMatrix (since 2001), a privately-held medical device company, and as Chief Financial Officer, Secretary and Director of Motion Reality, Inc. (since 1991), a motion capture and simulation company. Since September 2013, Mr. Thomas has served on the Board of Medovex Corporation a publicly-traded medical device company (MDVXU). Since 2014, Mr. Thomas has served on the Board of Directors of NantKwest, Inc., a publicly-traded biotechnology company (NK). In the past ten years, Mr. Thomas served as acting Chief Financial Officer for DemeRx, Inc. (2010 to 2011); as Chief Financial Officer for MRI Interventions, Inc. (1998 to 2010), MiMedx Group, Inc. (2007 to 2008) and DARA BioSciences (2003 to 2009); and as a director of MRI Interventions, Inc. (2004 to 2011) and DARA BioSciences (2012). Previously, Mr. Thomas also served as a Trustee and subsequently the Chairman of the Finance Committee of The Walker School, a private Pre-K through 12 grade school (1999 to 2012). Mr. Thomas is a Certified Public Accountant and graduated from the University of Virginia, McIntire School of Commerce with a Bachelor of Science in Commerce degree in 1975.

        The Board has concluded that Mr. Thomas is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on his financial and development stage company expertise and service on the Boards of pharmaceutical and medical device companies. The Board believes that Mr. Thomas' background and experience serving as Chief Financial Officer of a number of life sciences companies provides him with valuable perspective on financial management, performance and strategy for a biotechnology company such as QLT.

        The Board also has determined that Mr. Thomas is an "audit committee financial expert" as defined under the rules of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

Vote Required and Board of Directors' Recommendation

        Under the BCBCA, directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the six nominees with the most votes for election would be elected, subject to the requirements of a majority voting policy (the "Majority Voting Policy") adopted by the Board, as described below.

        The Board unanimously recommends that our shareholders vote "FOR" the election of all six nominees for director.

 Majority Voting Policy

        The TSX has adopted amendments to its policies which require listed companies to adopt a "majority voting" policy for the election of directors at uncontested shareholders' meetings. As a result, the Board has now adopted a Majority Voting Policy which requires that any nominee for director for which there are a greater number of votes "withheld" than votes "for" his or her election will be required to tender his or her resignation as a director of the Company. This policy applies only to uncontested elections, which are elections in which the number of nominees for election as director is equal to the number of positions available on the Board. If a nominee for director is required under the Majority Voting Policy to tender his or her resignation, the Board will refer the resignation to the Corporate Governance and Nominating Committee (except in certain circumstances, in which case the entire Board will review the resignation without reference to the Corporate Governance and Nominating Committee) which will consider the director's resignation and will recommend to the Board whether or not to accept it. The Corporate Governance and Nominating Committee will generally be expected to recommend accepting the resignation, except in situations where extraordinary circumstances would warrant the applicable director to continue to serve on the Board. The Board will act on the Corporate Governance and Nominating Committee's recommendation within 90 days following the certification by the scrutineer of the voting results of the applicable annual meeting and will promptly disclose by press release its decision whether to accept the director's resignation, including the reasons for rejecting the resignation, if applicable. A director who tenders his or her resignation pursuant to the Majority Voting Policy will not participate in any meeting of the Board or the Corporate Governance and Nominating Committee at which the resignation is considered.

 Advance Notice Policy

        The Board has adopted an amended and restated advance notice policy which was ratified and approved by shareholders of the Company at the annual general meeting held on December 15, 2014. The intention of the amended and restated advance notice policy is to facilitate an orderly and efficient annual general or, where the need arises, special meeting, to ensure that all shareholders receive adequate notice of director nominations and sufficient information with respect to all nominees, and allow shareholders to register an informed vote having been afforded reasonable time for appropriate deliberation.

        Pursuant to the advance notice policy, any additional director nominations for an annual general meeting must be received by the Company not less than 30 nor more than 65 days prior to the date of the meeting. If no nominations are received by May 16, 2016, being the date which is 30 days prior to the Meeting date, management's nominees for election as directors set forth below shall be the only nominees eligible to stand for election at the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the common shares in QLT's authorized share structure beneficially owned by (i) each of our current directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) all persons known by us to beneficially own more than 5% of our outstanding voting shares. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC and the applicable Canadian securities regulators. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of May 12, 2016.

	Amount and Nature of Beneficial Ownership		Total Beneficial Ownership
Name of Beneficial Owner(4)	Shares Beneficially Owned	Shares for Which Beneficial Ownership Can Be Acquired Within 60 Days(1)	Number of Shares(2)	Percent of Class(3)
Directors
Jason M. Aryeh	535,478	—	535,478	*
Dr. John W. Kozarich	57,000	—	57,000	*
Jeffrey A. Meckler	107,000	225,000	332,000	*
Dr. Stephen L. Sabba	37,000	—	37,000	*
John C. Thomas, Jr.	37,000	—	37,000	*
Officers
W. Glen Ibbott	—	100,000	100,000	*
Dr. Geoffrey F. Cox	78,500	90,000	168,500	*
Dori C. Assaly	500	—	500	*
Dr. Lana E. Janes	—	—	—	*
Sukhi Jagpal	—	—	—	*
All directors and executive officers as a group (10 persons)	852,478	415,000	1,267,478	2.4%
5% Shareholders
NB Public Equity K/S(5)	6,447,626	—	6,447,626	12.20%
Biotechnology Value Fund, L.P.(6)	5,364,385	—	5,364,385	10.15%
Broadfin Capital LLC(7)	4,445,527	—	4,445,527	8.41%
Kingstown Capital Management LP(8)	3,250,000	—	3,250,000	6.15%

*
Represents less than 1%.

(1)
Indicates common shares that may be acquired upon exercise of outstanding stock options that are presently exercisable or will be exercisable within 60 days of May 12, 2016 by the persons named in the table above and by all directors and executive officers as a group, except where otherwise described in the Notes to the above table.

(2)
Excludes DSUs, which are issued to directors and are payable only in cash. As of May 12, 2016, each of Messrs. Cox, Kozarich, Meckler, Sabba and Thomas hold 21,389 vested DSUs and Mr. Aryeh holds 42,778 vested DSUs.

(3)
Percentage ownership of QLT common shares is based on 52,829,398 common shares of QLT outstanding on May 12, 2016.

(4)
The information in the table is derived from the System for Electronic Disclosures by Insiders (SEDI) and Electronic Data Gathering, Analysis, and Retrieval system (EDGAR).

(5)
The information in the table and this note is derived from a Schedule 13D/A filed by NB Public Equity K/S with the SEC on July 15, 2014. Based on information contained in the Schedule 13D/A, NB Public Equity K/S, NB Public Equity Komplementar ApS, Cora Madsen and Florian Schönharting (collectively, the "NB Entities") are deemed beneficial owners of 6,447,626 shares. Each of the NB Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. The business address of NB Public Equity K/S is Ostergade 24A, 1, DK-1100, Copenhagen K, Denmark.

(6)
The information in the table and this note is derived from a Schedule 13G/A filed by Biotechnology Value Fund, L.P. ("BVF") with the SEC on December 31, 2015. Based on information contained in the Schedule 13G/A, as of December 31, 2015, (i) BVF beneficially owned 2,300,892 shares, (ii) Biotechnology Value Fund II, L.P. ("BVF2") beneficially owned 1,340,268 shares, and (iii) Biotechnology

  Value Trading Fund OS LP ("Trading Fund OS") beneficially owned 471,390 shares. BVF Partners OS Ltd. ("Partners OS"), as the general partner of Trading Fund OS, may be deemed to beneficially own the 471,390 shares beneficially owned by Trading Fund OS. BVF Partners L.P. ("Partners"), as the general partner of BVF, BVF2, the investment manager of Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 5,364,385 shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and certain Partners management accounts (the "Partners Management Accounts"), including 1,251,835 shares held in the Partners Management Accounts. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 5,364,385 shares beneficially owned by Partners. Mark N. Lampert (together with BVF, BVF2, Trading Fund OS, Partners OS, Partners and BVF Inc., the "BVF Entities"), as a director and officer of BVF Inc., may be deemed to beneficially own the 5,364,385 shares beneficially owned by BVF Inc. Each of the BVF Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. The business address of BVF is 1 Sansome Street, 30th Floor, San Francisco, California 94104.

(7)
The information in the table and this note is derived from a Schedule 13G filed by Broadfin Capital, LLC with the SEC on June 25, 2015. Based on information contained in the Schedule 13G, Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler (collectively, the "Broadfin Entities") are deemed beneficial owners of 4,445,527 shares. Each of the Broadfin Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. The business address of Broadfin Capital, LLC is 300 Park Avenue, 25th Floor, New York, New York 10022, United States of America. Broadfin Healthcare Master Fund, Ltd. was a party to the Backstop Agreement and, on March 17, 2016, acquired 1,800,000 Aralez Shares from QLT for an aggregate purchase price of $11.25 million. As announced by QLT on June 8, 2015, Broadfin Healthcare Master Fund, Ltd. had also agreed to acquire 5,347,594 common shares of QLT pursuant to the Private Placement., which transaction was terminated on April 28, 2016. See the disclosure under the heading "Compensation Discussion and Analysis — 2015 Corporate Goal Achievement" for details on the Backstop Agreement and the Private Placement.

(8)
The information in the table and this note is derived from the Schedule 13D/A filed by Kingstown Partners Master Ltd., Kingstown Partners II, L.P., Ktown, LP, Kingstown Capital Partners, LLC, Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer and Guy Shanon (collectively, the "Kingstown Entities") with the SEC on July 9, 2014. Based on information contained in the Schedule 13D/A, Kingstown Partners Master Ltd. beneficially owns 2,488,132 shares, Kingstown Partners II, L.P. beneficially owns 316,212 shares, Ktown, L.P. beneficially owns 445,656 shares, Kingstown Capital Partners, LLC beneficially owns 3,250,000 shares, and each of Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer and Guy Shanon may be deemed to be the beneficial owner of 3,250,000 shares. Each of the Kingstown Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. The business address of Kingstown Partners Master Ltd. is c/o Walkers Corporate Services Limited, Walkers House, 87 Mary Street, George Town, Grand Cayman Ky1-9005, Cayman Islands. The business address of each of the other Kingstown Entities is 100 Park Avenue, 21st Floor, New York City, New York, 10017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee administers the compensation policies and programs for QLT's named executive officers. A summary discussion of the 2015 named executive officer compensation actions taken by the Compensation Committee follows in this Compensation Discussion and Analysis report. Our named executive officers for 2015 are as follows:

  •
  Dr. Geoffrey F. Cox, Interim Chief Executive Officer
  •
  W. Glen Ibbott, Senior Vice President, Finance and Chief Financial Officer
  •
  Dori C. Assaly, Senior Vice President, Legal; Corporate Secretary
  •
  Dr. Lana E. Janes, Senior Vice President, Intellectual Property and Technology Development; Chief Patent Officer
  •
  Sukhi Jagpal, Former Chief Financial Officer

At QLT's 2015 annual general meeting ("2015 AGM"), its shareholders approved by 90%, in a non-binding advisory vote, the compensation of the Company's named executive officers as disclosed in the Company's proxy statement for its 2015 AGM. In the prior year at QLT's 2014 annual general meeting ("2014 AGM"), its shareholders approved by 96%, in a non-binding advisory vote, the compensation of the Company's named executive officers as disclosed in the Company's proxy statement for its 2014 AGM. As the 2015 AGM did not occur until January 2016, the Compensation Committee considered the 2014 shareholder advisory vote in setting 2015 executive compensation. The Compensation Committee will consider the 2015 shareholder advisory vote in setting 2016 executive compensation.

Objectives of Our Compensation Program

        The Compensation Committee evaluates and sets executive compensation consistent with our stated philosophy to provide a compensation package that attracts, retains and motivates executives and rewards business successes that have the potential to increase shareholder value. More specifically, the Compensation Committee seeks to:

  •
  provide a total compensation program that is competitive with other companies in the pharmaceutical and biotechnology industries with which we compete for executive talent;

  •
  place a significant portion of executive compensation at risk by linking cash incentive compensation to the achievement of pre-established corporate financial and operational performance objectives and other individual key objectives within the executive's area of responsibility and by using equity as a key component of our compensation program;

  •
  provide long-term incentive compensation that focuses executives' efforts on building shareholder value by aligning their interests with those of our shareholders; and

  •
  promote stability and retention of our management team.

Consistent with our performance-based philosophy, a significant portion of potential compensation is based upon performance and equity-based programs. These programs include awards that are based on our operational and financial performance and provide compensation in the form of cash, and equity-based incentive awards that are tied to both our short-term and long-term performance and achievement of goals. The performance-based bonus program rewards short-term performance; while our equity awards, coupled with our stock ownership guidelines, reward long-term performance and align the interests of management with those of our shareholders.

Compensation Philosophy

        We are engaged in a highly specialized and competitive industry. Success in this environment requires talented and motivated executives. The goal of our named executive officer compensation program is to attract, retain and motivate executives and reward business successes that have the potential to increase shareholder value. The Compensation Committee, which is composed of independent members of the Board, is responsible for implementing our executive compensation program and establishing corporate performance objectives and reviewing individual performance objectives that reward our named executive officers when those objectives are met. In considering executive compensation, the Compensation Committee strives to ensure that our total compensation program is competitive within the industry in which we operate, supports our overall strategy and objectives, reflects both risk and reward for our named executive officers and aligns our executive officers' interests with those of our shareholders. The combination of base salary, annual incentives and long-term incentives that we provide to our named executive officers is designed to accomplish this.

        The Compensation Committee obtains information from a number of sources, including North American surveys and reports on executive compensation in the biotechnology industry, as well as internally generated reports of executive compensation practices of a sub-group of biotechnology companies of similar size and market capitalization. To assist with its evaluation of executive compensation, the Compensation Committee has the authority to retain independent compensation consultants. The Compensation Committee has engaged Radford, an Aon Hewitt Company ("Radford"), to provide independent director and executive compensation assessments and recommendations to the Compensation Committee. Radford provides data on the compensation and relative performance of peer companies, provides opinions on the degree to which our compensation arrangements are consistent with market practices and our objectives, consults on other compensation matters as needed and, if applicable, recommends compensation guidelines and provides suggestions on program design. Additionally, a representative from Radford attends Compensation Committee meetings when requested by the Compensation Committee.

Compensation Governance and Advisors

        We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. The Compensation Committee has, among other things, retained Radford, an independent compensation consultant, which reports directly to the Compensation Committee. Our Compensation Committee has assessed the independence of Radford and has concluded that no conflict of interest exists with respect to the services that Radford performs for our Compensation Committee. Radford did not provide any services to the Company other than with respect to the services provided to the Compensation

Committee as described below. Radford also informed the Compensation Committee that it was not aware of any conflict of interest with respect to the services that it provides to our Compensation Committee and the services that it provides to other clients.

Components of the Compensation Package

        The Compensation Committee supports the core principle that there should be both consequences for underperformance and incentives for outstanding performance. This is achieved through the design of a compensation program in which both fixed and variable components comprise the "pay mix" for each executive officer.

        There are three major elements to our executive compensation:

  •
  Base salary;

  •
  Variable performance-based compensation, consisting of annual cash bonuses based on an assessment of individual and corporate performance to pre-set goals and objectives; and

  •
  Long-term incentives, consisting of annual grants of long-term stock options.

In addition, our executives are eligible to participate in the benefit plans generally available to all of our employees (as described in Health and Life Benefits below).

Determining Compensation

        Compensation Consultant and Peer Group.    In November 2014 and September 2015, the Compensation Committee engaged Radford to provide market data and a comprehensive executive compensation assessment intended to help inform our Compensation Committee in establishing 2015 executive compensation. Specifically, in November 2014, the Compensation Committee engaged Radford to assist our Compensation Committee in establishing 2014 equity grants in connection with the Company's annual general meeting of shareholders held on December 15, 2014 and director and executive compensation for 2015.

        The following 19 public companies located in North America comprised our November 2014 peer group (the "November 2014 Peer Group") and were considered comparable to QLT based on size (less than 100 employees), market capitalization (generally between $100 and $600 million), and stage of product pipelines (phase I/II development stage companies):

Canadian Peer Company	U.S. Peer Companies
Aurinia Pharmaceuticals Inc. Nymox Pharmaceutical Corporation Transition Therapeutics Inc.	ChemoCentryx, Inc.
Conatus Pharmaceuticals Inc.
Eleven Biotherapeutics, Inc.
Endocyte, Inc.
Fibrocell Science, Inc.
Five Prime Therapeutics, Inc.
Geron Corporation
Idera Pharmaceuticals, Inc.
Mirati Therapeutics, Inc.
Ocata Therapeutics Inc.
Regulus Therapeutics Inc.
Sangamo BioSciences, Inc.
Sarepta Therapeutics Inc.
Sunesis Pharmaceuticals, Inc.
Threshold Pharmaceuticals, Inc.
ZIOPHARM Oncology, Inc.

        In September 2015, the Compensation Committee engaged Radford to update our peer group and assist our Compensation Committee in evaluating our 2015 executive compensation and director compensation programs, including equity awards. The following 22 public companies located in North America comprised our September 2015 peer group (the "September 2015 Peer Group") and were considered comparable to QLT based on size (less than 100 employees), market capitalization (generally between $75 and $500 million), and stage of product pipelines (pre-commercial phase II/III):

Canadian Peer Company	U.S. Peer Companies
Aurinia Pharmaceuticals Inc. Nymox Pharmaceutical Corporation Transition Therapeutics Inc.	Aerie Pharmaceuticals, Inc.
Avalanche Biotechnologies Inc.
ChemoCentryx, Inc.
Conatus Pharmaceuticals Inc.
Cytokinetics Inc.
Eleven Biotherapeutics, Inc.
Endocyte, Inc.
Fibrocell Science, Inc.
Five Prime Therapeutics, Inc.
Geron Corporation
Idera Pharmaceuticals, Inc.
Mirati Therapeutics, Inc.
Ocata Therapeutics Inc.
OHR Pharmaceutical, Inc.
Regulus Therapeutics Inc.
Sangamo BioSciences, Inc.
Sunesis Pharmaceuticals, Inc.
Threshold Pharmaceuticals, Inc.
ZIOPHARM Oncology, Inc.

Base Salary

        Annual base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within QLT. Actual salaries reflect the Compensation Committee's consideration of numerous factors, including the individual named executive officer's experience, length of service, position criticality, scope of responsibilities, leadership skills and performance. In determining whether to increase the base salary for a particular executive officer, the Compensation Committee considers a variety of factors, including the results of each executive officer's individual goal achievement and overall performance, comparative survey data, along with the other elements of compensation received by our executive officers.

Principal Executive Officer

        Effective October 23, 2014, Dr. Geoffrey Cox assumed the position of "Principal Executive Officer" upon his appointment to Interim Chief Executive Officer. Dr. Cox receives an annual base salary. For 2015, Dr. Cox was not awarded a cash incentive opportunity under our cash incentive compensation program in connection with his role as Interim Chief Executive Officer given the expected short term nature of the role.

Annual Cash Incentive Compensation

        The Compensation Committee's compensation philosophy for 2015 (other than with respect to Dr. Cox as Interim Chief Executive Officer) included a pay-at-risk component under the annual cash incentive compensation program. The annual cash incentive award represents income at risk — it is only paid if and to the extent certain goals and objectives are met. The annual cash incentive compensation award that each executive officer is eligible to receive is based on a pre-determined target percentage of his or her base salary, determined in accordance with market data and taking into account the scope and level of responsibility of each executive. The Compensation Committee also believes that the success of QLT is based, in part, on the achievements of the executive officers as a group and, therefore, the target annual award percentage is determined by considering competitive rates of incentive compensation for the executive officers as a group and not just on a position-specific basis.

        When combined with base salaries, cash incentive awards are intended to provide the opportunity for an executive officer to achieve total cash compensation, when targeted levels of performance are achieved or exceeded, that is competitive with total compensation paid by other companies that have similar profiles and circumstances. QLT defines "total cash compensation" as base salary plus annual target bonus under its annual cash incentive compensation program. The Compensation Committee believes that, given the competitive industry, this pay-for-performance compensation strategy allows a biotechnology company of QLT's position and size to competitively attract and retain talented executives while aligning the strategic interests of its executives and shareholders.

        In connection with executive officer promotions, following a review of the September 2015 Peer Group and each executive officer's scope and level of responsibility within QLT, and in an effort to maintain internal parity, on November 5, 2015, the Board, upon recommendation of the Compensation Committee, adjusted the target annual award percentage for its Senior Vice Presidents and its Chief Financial Officer from 35% to 40% of base salary.

        The amount of annual cash incentive compensation that our executive officers were eligible to receive for 2015 was as follows:

Level	Target Bonus (as a % of base salary)	Range of Possible Bonus Payment (as a % of base salary)	Weighting between Corporate and Individual Goals
Dori Assaly, Senior Vice President, Legal; Corporate Secretary	35 — 40%	0 — 45%	75% Corporate / 25% Individual
Glen Ibbott, Senior Vice President, Finance and Chief Financial Officer	35 — 40%	0 — 45%	75% Corporate / 25% Individual
Lana Janes, Senior Vice President, Intellectual Property and Technology Development; Chief Patent Officer	35 — 40%	0 — 45%	75% Corporate / 25% Individual

        The Board, following the recommendation of the Compensation Committee, determined that executive officers could generally attain between 0% and 100% of corporate and individual goals depending on their performance, with the potential to attain up to 125% under exceptional circumstances.

Cash Retention Bonus Program

        Maintaining a strong, focused executive team is critical to the Company's continued progress. In December 2014, the Board determined that the Company's annual incentive awards were insufficient to achieve this objective and that, given the significant headcount reductions that had occurred over the course of the recent prior years, the Company was at-risk with respect to competition for, and potential departures of, key executive officers.

        Accordingly, in December 2014, the Board, following consultation with Radford and upon the recommendation of the Compensation Committee, approved the following one-time cash retention bonuses to its executive officers, other than Dr. Cox and Mr. Jagpal, to retain these individuals: Mr. Ibbott — 36% of base salary (C$100,000), Ms. Assaly — 50% of base salary (C$131,200) and Dr. Janes — 50% of base salary (C$131,400). In reaching this decision, the Board determined that modest cash retention bonuses would be more effective in achieving the goal of retaining key executives in the near-term than equity awards, which vest over a longer period and are of uncertain value. The Board also determined that the continued employment of these executives was critical to the Company's success going forward.

        Cash retention payments were payable in January 2016, if the executive officer was an active employee of the Company up to December 31, 2015, or upon the executive officer's departure, if the Company terminated the executive officer's employment without cause prior to December 31, 2015. In addition, cash retention payments were prorated if the executive officer was on a leave during the bonus period for any reason except approved vacation. See 2015 Summary Compensation Table below.

Officer Promotions and Annual Cash Compensation Review

        In connection with the appointment of Dr. Cox to Interim Chief Executive Officer in October 2014, the Compensation Committee engaged Radford to provide market data and assist in determining compensation for Dr. Cox that was competitive and consistent with best practices. Due to the fact that Dr. Cox's role as Interim CEO was considered short term at the time, the Compensation Committee did not request Radford to provide a formal report to the Compensation Committee or update the Company's relevant peer group at that time. In 2015, Dr. Cox's base salary was determined to fall near the 25th percentile of the September 2015 Peer Group. Given the continued interim nature of the appointment, the Board did not adjust Dr. Cox's cash compensation in 2015. Dr. Cox was not eligible to participate in the annual cash incentive compensation program.

        Mr. Ibbott was appointed as Interim Chief Financial Officer of the Company on January 26, 2015. According to the November 2014 Peer Group, Mr. Ibbott's base salary was positioned below the 25th percentile and his target annual award percentage was positioned at the 50th percentile for comparable positions. In approving Mr. Ibbott's total cash compensation for 2015, the Board, upon the recommendation of the Compensation Committee, considered many factors, including the other components of Mr. Ibbott's total compensation package, the importance of the position for the Company and the interim nature of the appointment.

        On November 5, 2015, Mr. Ibbott was promoted to Senior Vice President, Finance and Chief Financial Officer of the Company. In connection with his promotion, the Board, following the recommendation of the Compensation Committee, increased Mr. Ibbott's salary from CAD$275,000 (US $214,995) to CAD$300,000 (US $234,540) and increased his target annual award percentage from 35% to 40% of his base salary. Mr. Ibbott's increases put his total cash compensation below the 25th percentile of the Company's September 2015 Peer Group for total cash compensation due to the decline in value of the Canadian dollar as compared to the US dollar.

        On November 5, 2015, Ms. Assaly was appointed as Senior Vice President, Legal; Corporate Secretary. In connection with her promotion, the Board, following the recommendation of the Compensation Committee, increased Ms. Assaly's salary from CAD$262,444 (US $205,179) to CAD$300,000 (US $234,540) and increased her target annual award percentage from 35% to 40% of her base salary. Ms. Assaly's increases put her total cash compensation below the 25th percentile of the Company's September 2015 Peer Group for total cash compensation due to the decline in value of the Canadian dollar as compared to the US dollar.

        On November 5, 2015, Dr. Janes was appointed as Senior Vice President, Intellectual Property and Technology Development; Chief Patent Officer. In connection with her promotion, the Board, following the recommendation of the Compensation Committee, increased Dr. Janes' salary from CAD$262,795 (US $205,453) to CAD$300,000 (US $234,540) and increased her target annual award percentage from 35% to 40% of her base salary. Dr. Janes' increases put her total cash compensation below the 25th percentile of the Company's September 2015 Peer Group for total cash compensation due to the decline in value of the Canadian dollar as compared to the US dollar.

        For more information, refer to the Employment Agreements, Post-Employment Compensation and Change in Control Arrangements section below.

Establishing Goals

        Individual Goals.    Each year, the criteria for assessing an individual named executive officer's performance are developed and reviewed by the Compensation Committee in consultation with the particular named executive officer. The individual goals are primarily objective and measurable, relate to the individual named executive officer's area of responsibility and are designed to facilitate the achievement of our corporate goals.

        Corporate Goals.    Each year, the criteria for assessing QLT's performance are: (i) developed by the Interim Chief Executive Officer in consultation with management, (ii) reviewed and approved by the Compensation Committee, (iii) approved by the Board, and (iv) communicated to the participants. In early 2015, on the recommendation of the Compensation Committee, the Board approved specific corporate goals for QLT to achieve. The 2015 corporate goals were qualitative rather than financial in nature given the fact that QLT's product pipeline is in the pre-commercial phase of development. QLT's corporate goals are described below and are weighted from 0-100% in relative allocation. As noted above, for 2015, the Board, following the recommendation of the Compensation Committee, determined that executive officers could generally attain between 0% and 100% of corporate and individual goals depending on their performance, with the potential to attain up to 125% for individual goals under exceptional circumstances.

        The following is a description of the 2015 corporate goals:

  •
  Strategic Transactions: 35% — Analyze, support and complete a review of strategic alternatives, and support and execute any strategic transaction as determined by the Board.

  •
  Operational Activities: 25% — Review and modify facilities and certain operations consistent with strategic goals, determinations and outcomes.

  •
  Synthetic Retinoid Program: 40% — Achieve specific milestones related to the regulatory and clinical development progress for QLT091001, the Company's synthetic retinoid, including evaluating the opportunity for conditional approval with the European Medicines Agency ("EMA"), completing development studies, regulatory meetings and submissions, and conducting preparation activities for the initiation of a pivotal trial for QLT091001.

2015 Corporate Goal Achievement

        In determining goal achievement, the Interim Chief Executive Officer presents a recommendation to the Compensation Committee for performance bonuses based on the results achieved as compared to targets established for a particular fiscal year. The Compensation Committee has the discretion to award bonuses that correspond to that level of achievement, or to modify the award payable if it believes a modification would be in the best interests of QLT and its shareholders. In performing its assessment, the Compensation Committee may also consider market, business or organizational factors that may have impacted achievement of a specific goal.

        In early 2016, the Compensation Committee considered the performance of QLT relative to the corporate objectives set in early 2015. Based on the assessment of QLT's performance and achievements against the corporate goals, the Board, upon recommendation of the Compensation Committee, determined that QLT achieved 86.75% of its 2015 corporate objectives. The following chart illustrates the weighting and level of achievement of each of the 2015 corporate goals:

Goal	Weighting	Achievement
Strategic Transactions	35%	90%
Operational Activities	25%	85%
Synthetic Retinoid Program	40%	85%

        In evaluating QLT's performance against the goals established for 2015, and determining the extent to which those goals were successfully achieved, the Compensation Committee considered the following factors, among others:

  •
  Strategic Transactions:  The following was achieved in 2015:

    Following a comprehensive review of strategic alternatives, on June 8, 2015, the Company entered into an Agreement and Plan of Merger (as amended, the "InSite Merger Agreement") among QLT, InSite Vision Incorporated, a Delaware corporation ("InSite"), and Isotope Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of QLT. InSite is an ophthalmic product development company advancing products to address unmet eye care needs. Under the terms of the InSite Merger Agreement, InSite would have become an indirect wholly owned subsidiary of QLT, and InSite stockholders would have received QLT common shares based on an exchange ratio equal to 0.078 of a QLT common share per share of InSite common stock, subject to a collar mechanism (the "InSite Merger").

    On September 15, 2015, the InSite Merger Agreement was terminated after InSite notified QLT that its board of directors had determined that a second unsolicited offer (as amended, the "Sun Proposal") from Sun Pharmaceuticals Industries Ltd. ("Sun") was superior to the proposed InSite Merger with QLT. The Sun Proposal was an all-cash offer to acquire InSite for $0.35 per share of InSite common stock. As a result, InSite notified QLT that it was exercising its right to terminate the InSite Merger Agreement in order to enter into an agreement with Sun, and InSite paid QLT a termination fee of $2.7 million.

    Concurrent with the execution of the InSite Merger Agreement, on June 8, 2015 the Company entered into a Share Subscription Agreement (as amended) with other co-investors, providing for an investment of $45 million into common shares ("Aralez Shares") of Aralez Pharmaceuticals Inc., newly formed by the business combination of Tribute Pharmaceuticals Canada Inc. and POZEN Inc. (the "Aralez Merger"), at a purchase price per share equal to: (a) the lesser of (i) US$7.20, and (ii) a five percent (5%) discount off the five day volume weighted average price per share of POZEN common stock calculated over the five trading days immediately preceding the date of closing of the Aralez Merger, not to be less than US$6.25 per share; multiplied by (b) the Aralez Merger exchange ratio of 0.1455. As announced on June 8, 2015, the Company intended to acquire the Aralez Shares in order to distribute the Aralez Shares to its shareholders as a special distribution (the "Special Distribution"). The Company's shareholders were also given the opportunity to receive, in lieu of their pro rata entitlement to Aralez Shares, cash up to a maximum aggregate amount of $15 million. In order to fund the $15 million cash component, on June 8, 2015 the Company entered into a backstop agreement (as amended, the "Backstop Agreement") with each of the following (the "Backstop Purchasers"): Broadfin Healthcare Master Fund Ltd., JW Partners, LP and JW Opportunities Master Fund Ltd.. Pursuant to the Backstop Agreement, the Backstop Purchasers agreed to acquire up to $15 million of Aralez Shares from the Company at the same price paid by the Company for the Aralez Shares.

    On February 5, 2016, the Aralez Merger was consummated and QLT acquired 7,200,000 Aralez Shares at a price of US$6.25 per share for a total investment of $45 million. On March 17, 2016, the Company completed the sale of 2,400,000 Aralez Shares to the Backstop Purchasers for total cash consideration of $15 million in order to fund the cash component of the Special Distribution. The Company completed the Special Distribution of the remaining Aralez Shares and $15 million in cash in lieu of Aralez Shares to the QLT Shareholders on April 5, 2016 by way of a reorganization of share capital, which permitted a tax efficient return of capital to shareholders.

    In addition, concurrent with the execution of the InSite Merger Agreement, on June 8, 2015 the Company entered into a Share Purchase and Registration Rights Agreement (as amended) with certain third parties pursuant to which such third parties agreed to acquire an aggregate of 10,695,187 common shares of QLT at a purchase price of $1.87 per QLT common share (the "Private Placement") following completion of the other transactions announced on June 8, 2015, including the Special Distribution. As a result of the termination of the InSite Merger Agreement and the Board's determination that the Company's current cash requirements do not justify the dilution that would have been caused by the Private Placement, the Company elected to terminate the Private Placement on April 28, 2016.

    The Compensation Committee assigned 35% of the 2015 corporate goals to the Strategic Transactions goal. In determining the extent to which we met this goal, the Compensation Committee acknowledged the extensive efforts undertaken by management to complete an exhaustive review of strategic alternatives, which ultimately resulted in the signing of multiple transactions that were designed to create significant liquidity and create near and long term value for the QLT shareholders. The Compensation Committee acknowledged that the distribution of Aralez Shares to QLT shareholders provides shareholders with the opportunity to participate in the growth of a newly formed commercial-stage specialty pharmaceutical company, and together with the $15 million cash in lieu of Aralez Shares, resulted in a tax efficient return of capital to the QLT shareholders. The Compensation Committee also noted that the termination of the InSite Merger resulted from the Sun Proposal, an event beyond management's control, and consequently determined that, in recognition of management's efforts towards these transactions, QLT achieved 31.50% out of the targeted 35% with respect to this goal.

  •
  Operational Activities:  The following objectives were achieved in 2015:

  •
  Reviewed organizational needs and executed plan to meet QLT's future strategic and operational objectives.

  •
  Executed transition to new facility.

  •
  Developed and executed on a plan to transition analytical laboratory functions to external contract research organizations by September 30, 2015.

        The Compensation Committee assigned 25% of the 2015 corporate goals to the Operational Activities goal. Given that we achieved the three most value-enhancing operational objectives, despite the fact that we did not favorably resolve our dispute with Valeant Pharmaceuticals International, Inc. pertaining to the Qcellus™ laser, the Compensation Committee determined that we achieved 21.25% out of the targeted 25% with respect to this goal.

  •
  Synthetic Retinoid Program:  The following principal clinical and regulatory development objectives to advance QLT's synthetic retinoid program were achieved in 2015:

  •
  Met with European Union regulatory authorities to evaluate the opportunity for conditional approval with the EMA.

  •
  Completed process development studies to enable production of primary stability batches.

  •
  Advanced start-up activities and manufactured drug product in order to progress QLT091001 toward pivotal trial.

  •
  Commenced QLT's natural history study of visual function in subjects with certain inherited retinal diseases.

        The Compensation Committee assigned 40% of the 2015 corporate goals to the Synthetic Retinoid Program goal. As we deferred the reapplication to the FDA for breakthrough therapy designation until after the completion of the natural history study and did not complete all clinical trial activities required to initiate a pivotal trial in Q1 2016, the Compensation Committee determined that we achieved 34% out of the targeted 40% with respect to this goal.

        2015 Individual Goal Achievement and Total Cash Incentive Compensation.    The extent to which individual goals have been achieved or exceeded is determined largely from the annual performance recommendations for each of the other named executive officers prepared by the Interim Chief Executive Officer, and recommended by the Compensation Committee to the Board for approval.

        Senior Vice President, Finance and Chief Financial Officer.    In 2015, individual goals were established for Mr. Ibbott including goals related to (i) supporting potential strategic activities, (ii) effectively managing financial reporting and internal controls, and (iii) executing the transition to a new facility. Mr. Ibbott was assessed as having met or exceeded each of these goals, to achieve, overall by percentage, 115% of his individual goals for 2015.

        Based upon the achievement of the corporate goals and his individual goals, and the relative weighting between them, Mr. Ibbott was awarded a cash incentive compensation amount for 2015 equal to CAD $92,784 (USD $72,539), which represented approximately 33% of his actual base salary for 2015.

        Senior Vice President, Intellectual Property and Technology Development; Chief Patent Officer.    In 2015, individual goals were established for Dr. Janes including goals related to (i) assisting and advising on intellectual property, regulatory and scientific related aspects of various strategic alternatives, (ii) developing and overseeing the execution of a plan to transition internal analytical laboratory functions and facilities to external contract research organizations, (iii) advancing and strengthening QLT's intellectual property portfolio, and (iv) supporting development activities to further advance the synthetic retinoid program. Commencing in October 2015, Dr. Janes' R&D responsibilities were expanded to include managing and providing oversight of clinical operations and all other R&D functions. Dr. Janes was assessed as having met or exceeded each of these goals in addition to her expanded R&D responsibilities, to achieve, overall by percentage, 125% of her individual goals for 2015.

        Based upon the achievement of the corporate goals and her individual goals, and the relative weighting between them, Dr. Janes was awarded a cash incentive compensation amount for 2015 equal to CAD $92,801 (USD $72,552), which represented approximately 35% of her actual base salary for 2015.

        Senior Vice President, Legal; Corporate Secretary.    In 2015, individual goals were established for Ms. Assaly including goals related to (i) supporting potential strategic activities, (ii) ensuring the preparation, review, approval and filing of continuous disclosure documents, (iii) overseeing all operational legal matters and managing legal risk, (iv) providing effective and efficient Board and Committee Secretary services, and (v) supporting the Compensation Committee's annual review of director and executive compensation and the review of the employee equity program. Ms. Assaly was assessed as having met or exceeded each of these goals, to achieve, overall by percentage, 115% of her individual goals for 2015.

        Based upon the achievement of the corporate goals and her individual goals, and the relative weighting between them, Ms. Assaly was awarded a cash incentive compensation amount for 2015 equal to CAD $90,295 (USD $70,593), which represented approximately 34% of her actual base salary for 2015.

Equity Awards

        Consistent with our compensation philosophy of attracting, retaining and motivating our named executive officers to deliver sustainable long-term value, equity compensation typically represents a significant portion of named executive officer total compensation at QLT. The amount and type of equity awards are intended to align QLT's named executive officers' interests with shareholder interests by rewarding our named executive officers for driving sustained increases in the value of the Company's common shares. These equity-based awards also serve as a retention incentive. In setting the equity compensation levels of the executive officers (other than Dr. Cox), the Compensation Committee considers numerous factors, including market data, prior grants of stock options to the executive officer, the level of responsibility and expected future contributions of the executive officer, the performance of the named executive officer in the year, the total cash compensation level of the executive officer, the fair value of long-term incentives awarded to executives in similar positions in a comparator group, and the ability of stock options to retain named executive officers.

        QLT currently maintains one equity compensation plan, the QLT 2000 Incentive Stock Plan (as amended and restated, the "2000 Plan"), which provides for the issuance of stock options to directors, officers, employees and key consultants of QLT and its affiliates. Option grants are meant to directly link executive compensation to value creation for shareholders, and the amount (if any) each executive ultimately realizes from the options depends solely on the increase in value of common shares from the date of grant through the date of exercise. The 2000 Plan also provides for the issuance of restricted stock units ("RSUs").

        The 2000 Plan is administered by the Compensation Committee. The Compensation Committee or the Board of Directors (upon the recommendation of the Compensation Committee) is authorized to grant equity awards. Generally, except in the case of awards for new hires and specific circumstances described below, equity awards are decided once a year at a regularly scheduled meeting approximate to the annual general meeting of shareholders. Under the 2000 Plan, awards are deemed to be granted on the date that the Compensation Committee or the Board of Directors, as applicable, authorizes the grant or such later date as may be determined by the Compensation Committee or the Board of Directors, as applicable, at the time that the grant is authorized. All awards are granted after the market close on the date of grant and the exercise price of stock options will not be less than the closing price on the TSX on the date of grant. RSUs may be granted pursuant to the 2000 Plan with no consideration from the participant. RSUs are generally subject to vesting conditions, including continued employment. The Board of Directors did not grant any RSUs to employees during 2015.

        Except as described below, all currently outstanding options granted to QLT's executive officers are exercisable for a term of ten years and vest in 36 equal monthly installments. In QLT's view, monthly vesting over three years facilitates retention while also providing a program that is consistent with market practices to attract and retain talent. In addition, in the event of a change of control, there is no automatic acceleration of options, however, the Board of Directors may, in its discretion, accelerate the vesting of all or a portion of any unvested options. These terms provide executives with certain financial incentives that enhance the Company's ability to attract and retain key employees.

        Upon his appointment as Interim Chief Executive Officer, on October 29, 2014 Dr. Cox was awarded, upon recommendation by the Compensation Committee, 150,000 stock options. Unlike other options granted to QLT's executive officers, these options vested in six monthly installments in order to immediately align Dr. Cox's interests with those of the shareholders, and to incentivize near-term stock price performance during his tenure. The options will expire, if unexercised, on the 90th day after the cessation of his service as an employee and director of QLT.

        In December 2014, the Board of Directors, upon the recommendation of the Compensation Committee and following consultation with Radford, approved stock option grants to most of QLT's employees to enhance motivation and retention in light of the Company's reduced size, streamlined operations and the termination of a Merger Agreement that had been executed between the Company and Auxilium Pharmaceuticals Inc. in September 2014. Ms. Assaly and Dr. Janes (prior to their promotions to named executive officer positions in November 2015) were each granted 100,000 stock options, exercisable for ten years and vesting in 36 equal monthly installments.

        Upon his appointment in January 2015, Mr. Ibbott was awarded, upon recommendation by the Compensation Committee, 100,000 stock options. According to Radford, Mr. Ibbott's new hire stock option grant was below the 25th percentile of the November 2014 Peer Group, which reflected at that time the interim nature of his appointment.

        In June 2015, in connection with the execution of the InSite Merger Agreement and the investment in and subsequent distribution of the Aralez Shares as described above under 2015 Corporate Goal Achievement, the Board authorized the immediate accelerated vesting of all issued and outstanding stock options and RSUs, including the stock options and RSUs held by named executive officers and directors. This was intended to allow all grantees the opportunity to participate in the Company's special election distribution of the Aralez Shares and also to account for the decrease in the Company's share price that was anticipated to occur as a result, thereby rendering all outstanding stock options "out-of-the money".

        Other than the new hire stock option grant to Mr. Ibbott in January 2015 described above, stock options and other equity grants that may otherwise have been awarded to executive officers and other employees in 2015 were deferred due to the Company's special election distribution of the Aralez Shares that was pending throughout 2015 and the decrease in the Company's share price that was anticipated to occur as a result.

        In accordance with historical annual practice, upon recommendation of the Compensation Committee, on November 4, 2015 the Board approved awards of 100,000 stock options to each of the executive officers, including Dr. Cox, subject to certain future events and conditions. These grants are not reflected in the 2015 Summary Compensation Table or the Grants of Plan Based Awards table below as they have not yet been awarded.

Minimum Share Ownership Guidelines for Executive Officers.

        To further align our executives' financial interests with those of our shareholders, the Board, on the recommendation of the Compensation Committee, has approved share ownership guidelines for executive officers, encouraging share ownership as follows within five years after the later of (i) the date the executive officer is hired; and (ii) the date the executive officer assumes a new position as an executive officer:

  •
  Chief Executive Officer: an amount equal to 1.5 times the CEO's annual base salary; and

  •
  Other executive officers: an amount equal to 0.5 times the executive officer's annual base salary.

The value of QLT "in-the-money" vested stock options held by the executive is counted towards fulfilling the share ownership guidelines. The value of the shares owned for the purposes of fulfilling the share ownership guidelines is determined as the greater of the acquisition cost or the market value at the time of the determination. Compliance with the share ownership guidelines is evaluated on an annual basis by the Corporate Governance and Nominating Committee. Assuming that Dr. Cox serves as Interim CEO for a short term period until the appointment of a permanent Chief Executive Officer, he will not be required to fulfill the share ownership guidelines set for the Chief Executive Officer. Given the appointment of Mr. Ibbott, Ms. Assaly and Dr. Janes as executive officers in 2015, they are not yet required to meet the guidelines.

Health and Life Benefits

        Our named executive officers receive medical, dental, life insurance and other benefits generally made available to all of our employees.

Registered Retirement Savings Plan (RRSP) Matching Program

        Our named executive officers resident in Canada are eligible, along with all other QLT employees resident in Canada, to participate in our registered retirement savings plan ("RRSP") matching program. Under this program, we match the amount contributed by the named executive officer into his or her RRSP annually (or into QLT's group RRSP Plan) up to 50% of the annual maximum amount allowable by the Canada Revenue Agency, less any applicable tax withholdings.

Tax and Accounting Consideration

        The Board and the Compensation Committee generally consider the financial accounting and tax implications of their named executive officer compensation decisions. While QLT is not generally subject to tax in the United States, when applicable, the Compensation Committee and the Board will consider the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for the CEO and each of the other named executive officers (other than the Chief Financial Officer), unless compensation is performance-based. The Compensation Committee, where it determines that Section 162(m) is applicable and it is reasonably practicable, will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m).

Compensation of Executive Officers

        Where our executive officers are paid in Canadian dollars, their compensation has been translated into U.S. dollars for reporting purposes in the tables below.

 2015 Summary Compensation Table

        The following table summarizes total compensation earned by QLT's named executive officers for 2015, 2014 and 2013. With the exception of Dr. Cox, who receives a portion of his salary in U.S. dollars, all other salary amounts in the table below were paid in Canadian dollars and have been converted into U.S. dollars for reporting purposes.

Name	Principal Position	Year	Salary(6)		Bonus(7)		Option Awards(8)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Dr. Geoffrey F. Cox	Interim Chief Executive Officer and Principal Executive Officer(1)	2015 2014	$ $	480,000 94,398	$ $	— —	$ $	— 287,965	$ $	— —	$ $	704(9) 92,899(10)	$ $	480,704 475,262
W. Glen Ibbott	Senior VP Finance, Chief Financial Officer and Principal Financial and Accounting Officer(2)	2015		$217,964		$78,180		$165,742		$72,539		$9,745(11)		$544,170
Dori Assaly	Senior VP Legal and Corporate Secretary(3)	2015		$209,639		$95,471		$—		$70,593		$24,179(12)		$399,882
Dr. Lana Janes	Senior VP Intellectual Property and Technology Development and Chief Patent Officer(4)	2015		$209,872		$102,728		$—		$72,552		$22,375(13)		$407,527
Sukhi Jagpal	Former Chief Financial Officer and Principal Financial and Accounting Officer(5)	2015 2014 2013	$ $ $	13,406 226,388 233,844	$ $ $	— — —	$ $ $	— — 211,650	$ $ $	4,566 77,106 90,049	$ $ $	207,697(14) 26,372(15) 18,919(16)	$ $ $	225,669 329,866 554,462

*
Note: Where amounts shown were paid or priced in Canadian dollars, amounts set out in the Summary Compensation Table reflect the U.S. dollar equivalent of those amounts, converted using an average of noon buying rates published by the Federal Reserve Bank of New York, for each respective year as follows: 2015 — US$1.00 = C$1.2791; 2014 — US$1.00 = C$1.1043 and 2013 — US$1.00 = C$1.0300.

(1)
Dr. Geoffrey Cox was appointed Interim Chief Executive Officer on October 23, 2014.

(2)
Mr. Ibbott was appointed Interim Chief Financial Officer on January 26, 2015 and Senior Vice President, Finance and Chief Financial Officer on November 5, 2015.

(3)
Ms. Assaly was appointed Senior Vice President, Legal and Corporate Secretary on November 5, 2015.

(4)
Dr. Janes was appointed Senior Vice President, Intellectual Property and Technology Development and Chief Patent Officer on November 5, 2015.

(5)
Mr. Jagpal was appointed Chief Financial Officer on February 27, 2013. His employment with QLT terminated on January 26, 2015 following his resignation on November 26, 2014.

(6)
With the exception of Dr. Cox, who receives a portion of his salary in U.S. dollars, all other salary amounts were paid in Canadian dollars and have been converted into U.S. dollars for reporting purposes. The 2015 base salary amounts for Mr. Ibbott, Ms. Assaly and Dr. Janes reflect the salary increases which took effect on November 5, 2015 — for more information refer to the Employment Agreements, Post-Employment Compensation and Change in Control Agreements section below. Dr. Cox's 2014 base salary amount reflects the amount that he was paid from October 23, 2014, the date of his appointment to Interim Chief Executive Officer, to December 31, 2014. Following Mr. Jagpal's appointment to Chief Financial Officer on February 27, 2013, the Board of Directors increased his annual base salary from C$192,500 to C$250,000. The year over year declines in Mr. Jagpal's annual base salary are due in part to the deterioration of the Canadian to U.S. dollar exchange rates and his resignation on January 26, 2015.

(7)
Reflects 2015 retention bonuses paid in early 2016. For more information refer to the Employment Agreements, Post-Employment Compensation and Change in Control Agreements section below.

(8)
Represents the grant date fair value of options granted calculated using the Black Scholes option pricing model, in accordance with ASC Topic 718 for share based payment transactions. For a discussion of the assumptions used in the valuation of the options granted in each respective year, refer to Note 10 — Share Capital of QLT's 2015 consolidated financial statements on Form 10-K filed with the SEC on February 25, 2015. For a summary of stock options exercised by named executive officers during 2015, refer to the 2015 Options Exercised and Stock Vested section below.

(9)
Amount reported consists of reimbursement of Dr. Cox's tax advisor fees paid in connection with the preparation of Dr. Cox's 2015 Canadian tax return.

(10)
Represents director fees earned or paid in cash in 2014 prior to Dr. Cox's appointment as Interim Chief Executive Officer on October 23, 2014. For a breakdown of these director fees, see the Directors Compensation section below.

(11)
Amount reported consists of $9,745 contribution matched under QLT's RRSP matching program.

(12)
Amount reported consists of (i) $9,745 contribution matched under QLT's RRSP matching program, and (ii) a payment of $14,434 for 2015 accrued vacation.

(13)
Amount reported consists of (i) $9,745 contribution matched under QLT's RRSP matching program, and (ii) a payment of $12,629 for 2015 accrued vacation.

(14)
Amount reported primarily consists of Mr. Jagpal's $205,195 severance and termination payment, which includes a $195,450 (C$250,000) lump-sum payment and $9,745 (C$12,465) of RRSP matching contributions. For more details about these components of Mr. Jagpal's severance and termination package, refer to the Employment Agreement with Sukhi Jagpal section below. The remaining balance of $2,502 consists of Mr. Jagpal's $1,564 (C$2,000) of vacation pay and $938 (C$1,200) of RRSP matching contributions.

(15)
Amount reported consists of (i) the $10,989 contribution matched under QLT's RRSP matching program, and (ii) 2014 accrued vacation of $15,383, which was paid to Mr. Jagpal on January 30, 2015.

(16)
Amount reported consists of (i) the $11,563 contribution matching under QLT's RRSP matching program and (ii) a payment of $7,356 for accrued vacation.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2015

        The following table provides information related to grants of awards to named executive officers in 2015.

		Estimated Future Payouts Under Non-Equity Incentives Plan Awards					Grant Date Fair Value of Stock and Option Awards(7)(8)
					All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)(7)
Name	Grant Date	Target(1)	Maximum(1)
Dr. Geoffrey F. Cox		$—	$	— (2)	—	$—	$—
W. Glen Ibbott	January 6, 2015	$—		$—	100,000	$3.78	$165,742
W. Glen Ibbott		$78,104		$97,629(3)	—	$—	$—
Dori Assaly		$75,188		$93,985(4)	—	$—	$—
Dr. Lana Janes		$75,270		$94,087(5)	—	$—	$—
Sukhi Jagpal	—	$—	$	— (6)	—	$—	$—

*
Note: Where amounts shown were paid or priced in Canadian dollars, they have been converted to U.S. dollars for disclosure purposes using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = C$1.2791.

(1)
Amounts represent the annual Target and Maximum for QLT's cash incentive compensation program for 2015. There is no threshold minimum amount that could be paid as an incentive bonus under QLT's cash incentive compensation program for 2015.

(2)
In accordance with Dr. Cox's employment agreement with QLT, he does not participate in QLT's cash incentive compensation program.

(3)
The actual amount paid to Mr. Ibbott under QLT's cash incentive compensation program for 2015 was US$72,539 (C$92,784).

(4)
The actual amount paid to Ms. Assaly under QLT's cash incentive compensation program for 2015 was US$70,593 (C$90,295).

(5)
The actual amount paid to Dr. Janes under QLT's cash incentive compensation program for 2015 was US$72,552 (C$92,801).

(6)
No target or maximum amounts have been reflected for Mr. Jagpal for the 2015 non-equity incentive award given that he resigned on November 26, 2014. However, in accordance with the terms of his employment agreement, he received US$4,566 (C$5,840) for his 2015 bonus entitlement payable under QLT's cash incentive compensation plan. His 2015 bonus entitlement was calculated as if all individual goals were achieved but not exceeded and corporate goals were assessed based on the average percentage of the three preceding years. In addition, the bonus amount was pro-rated for the January 1 — 26 period he worked during 2015.

(7)
On January 6, 2015, Mr. Ibbott was granted 100,000 stock options priced at C$4.84 (US$3.78). These stock options were originally expected to vest and become exercisable in thirty six (36) successive and equal monthly installments from the grant date. In connection with certain strategic transactions announced on June 8, 2015, on June 7, 2015 the Board of Directors accelerated the vesting provisions applicable to all outstanding stock options at that date. For more information, refer to Note 5 — Terminated Merger Transaction with InSite, Note 6 — Strategic Transactions and Note 10 — Share Capital of QLT's 2015 consolidated financial statements, included in the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2016 (the "Initial Filing").

(8)
Reflects the grant date fair value of options granted was calculated using the Black-Scholes option pricing model in accordance with ASC Topic 718 for share-based payment transactions. For a discussion of the assumptions used in the valuation reflected in this column, refer to Note 10 — Share Capital of QLT's 2015 consolidated financial statements, included in the Initial Filing.

Outstanding Equity Awards at 2015 Fiscal Year-End

        The following table provides information as at December 31, 2015 related to unexercised options, stock that has not vested, and outstanding equity incentive plan awards for named executive officers.

	OPTION AWARDS				STOCK AWARDS(1)
Name	Number of securities underlying unexercised options (#) exerciseable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Dr. Geoffrey F. Cox	90,000	—	$3.49	October 28, 2024	2,139(2)	$6,103(3)
W. Glen Ibbott	100,000	—	$3.78	January 5, 2025	—	$—
Dori Assaly	—	—	—	—	—	$—
Dr. Lana Janes	—	—	—	—	—	$—
Sukhi Jagpal	—	—	—	—	—	$—

*
Note: Where amounts shown were paid or priced in Canadian dollars, they have been converted to U.S. dollars for disclosure purposes using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = C$1.2791.

(1)
Stock awards include DSUs and RSUs. DSUs vest in 36 successive and equal monthly installments beginning on the first day of the first month after the grant date and can only be settled in cash upon cessation of service as a QLT director. RSU's vest in 3 successive and equal annual installments on the date of each of the first three annual general meetings. Upon vesting each RSU represents the right to receive one common share of QLT. No DSUs or RSUs were granted in 2015.

(2)
As at December 31, 2015, Dr. Cox had 2,139 unvested DSUs. DSUs were granted to Dr. Cox for his services as a director. No DSUs were granted to Dr. Cox in 2015 or 2014, however, on July 15, 2013, Dr. Cox was granted 11,000 DSUs and on July 10, 2012, Dr. Cox was granted 11,000 DSUs.

(3)
The market value of Dr. Cox's 2,139 unvested DSUs was calculated by multiplying the quantity of such unvested DSUs by the C$3.65 (US$2.85) closing price of QLT's shares on the TSX on December 31, 2015, the last trading day in 2015.

2015 Option Exercises and Stock Vested

        The following table provides information with respect to vested stock awards and option exercises during 2015 by named executive officers.

	OPTION AWARDS(1)			STOCK AWARDS(1)(4)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(2) ($)	Number of Shares/ Units Acquired on Vesting (#)		Value Realized on Vesting ($)
Dr. Geoffrey F. Cox	72,500	(3)	$31,567	9,806	(5)	$35,774
W. Glen Ibbott	—		$—	—		$—
Dori Assaly	200,000		$145,021	—		$—
Dr. Lana Janes	200,000		$141,997	—		$—
Sukhi Jagpal	50,000		$41,245	—		$—

**
All stock options were granted with an exercise price denominated in Canadian dollars. Exercise prices and sale prices have been converted to U.S. dollars for disclosure purposes using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = C$1.2791.

(1)
In connection with certain strategic transactions announced on June 8, 2015, on June 7, 2015 the Board of Directors accelerated the vesting provisions applicable to all stock options and RSUs outstanding at that date. See Equity Awards section above.

(2)
The value realized upon exercise is determined by multiplying (i) the closing price on the date of exercise, less the option exercise price, by (ii) the number of options exercised.

(3)
On July 15, 2013, Dr. Cox was granted 12,500 stock options with an exercise price of US $3.55 (C$4.54) for his service as a director. On June 29, 2015, he exercised all 12,500 of these options and realized a gain of US $4,876 (C$6,238). On October 29, 2014, Dr. Cox was granted 150,000 stock options with an exercise price of US $3.49 (C$4.47) for his service as Interim CEO. On June 29, 2015, he exercised 60,000 of these options and realized a gain of US $26,691 (C$34,140).

(4)
Stock awards consist of DSUs and RSUs. The DSUs vest in 36 successive and equal monthly installments beginning on the first day of the first month after the grant date. The RSUs vest in three successive and equal annual installments on the date of each of the first three annual general meetings of QLT held after the date of grant. The value of the DSUs realized upon vesting was determined by multiplying the closing price of QLT's common shares at each month's vesting date, by the quantity of DSUs vested in the period. The value of the RSUs vested was determined by multiplying the applicable closing price of QLT's shares on the TSX on the share issuance date by the quantity of RSUs vested.

(5)
In July 2013, Dr. Cox was granted 11,000 DSUs for his service as a member of the Board of Directors, of which 3,667 vested during 2015. In July 2012, Dr. Cox was granted 11,000 DSUs for his service as a member of the Board of Directors, of which 2,139 vested during 2015. Vested DSUs are settled in cash and not shares and settled only after a director ceases to be a member of the Board. The estimated value of the units that vested in 2015 was US $21,201 (C$27,118).

  In July 2013, Dr. Cox was also granted 6,000 RSUs, of which 2,000 vested on December 15, 2014 (i.e. QLT's 2014 annual meeting date) and 2,000 shares were consequently issued. As described above, on June 7, 2015 the Board of Directors accelerated the vesting provisions applicable to all outstanding RSUs. As a result, 4,000 of Dr. Cox's RSUs vested on June 7, 2015 and 4,000 shares were issued. The total value attributable to these shares was estimated at US $14,573 (C$18,640) based on the C$4.66 (US $3.64) closing price of QLT's shares on the TSX on Friday June 5, 2015, the last trading day before the accelerated vesting date of June 7, 2015, by the quantity of RSUs vested.

Pension Benefits and Nonqualified Deferred Compensation

        We do not have any pension plans or nonqualified deferred compensation plans for our named executive officers.

Employment Agreements, Post-Employment Compensation and Change in Control Arrangements

        We have entered into the agreements summarized below with our named executive officers.

        Employment Agreement with Dr. Geoffrey F. Cox.    On October 23, 2014, Dr. Cox entered into a six-month employment agreement with QLT to serve as the Company's Interim Chief Executive Officer, which was extended for additional six month periods on April 21, 2015, October 8, 2015 and April 7, 2016. Dr. Cox is entitled to receive a base salary of US $40,000 per month, health-related benefits, paid vacation, and expense reimbursement in accordance with Company policies. Under the terms of Dr. Cox's employment agreement, QLT is required to provide him with a tax equalization payment if the resulting Canadian taxes associated with his employment by QLT exceed the U.S. tax he would have been required to pay had his employment been entirely performed in the State of Massachusetts. In connection with his appointment, on October 29, 2014 QLT granted Dr. Cox options to purchase 150,000 common shares of QLT at an exercise price of C$4.47 (being the closing price of QLT's common shares on the TSX on the date of the grant). These options vested over 6 months and have a ten year term. On June 29, 2015, Dr. Cox exercised 60,000 of these stock options and was issued 60,000 common shares, leaving 90,000 stock options outstanding and vested as at December 31, 2015. If during his employment term Dr. Cox is either terminated without cause or there is a change of control followed by the termination of his employment, then any unvested portion of stock options he holds at that time will vest immediately. Following his termination, all vested and unexercised options will be exercisable for 90 days following the later of his termination date and the date that Dr. Cox ceases to be an employee and director of QLT. In accordance with the amendment entered into on October 8, 2015, the Company also agreed, subject to Board approval, to grant Dr. Cox up to an additional 150,000 stock options subject to certain terms and conditions. In the event that QLT terminates the employment of Dr. Cox prior to the end of his employment term, other than for cause, he will be entitled to receive the lesser of two months of base salary and the base salary for the balance of his employment term. Following termination of employment, Dr. Cox will be bound by non-competition and non-solicitation terms, which prohibit him from participating in a competitive business or soliciting QLT's customers or employees for a period of nine months following the termination of his employment with QLT. Dr. Cox does not receive director fees for Board service during the term of his employment.

        Employment Agreement with W. Glen Ibbott.    On January 5, 2015, Mr. Ibbott entered into an employment agreement with QLT to assume the position of Vice President, Finance and Interim Chief Financial Officer. Based on the terms of his employment agreement with QLT (as amended on November 5, 2015), Mr. Ibbott is entitled to base salary, cash incentive compensation under QLT's cash incentive compensation plan, participation in the 2000 Plan, and other health-related benefits and registered retirement savings plan employer matching contributions. On November 5, 2015, Mr. Ibbott's employment was amended to reflect (a) his promotion to Senior Vice President, Finance and Chief Financial Officer, (b) a base salary increase from C$275,000 (US $214,995) to C$300,000 (US $234,540), and (c) an increase in his target bonus percentage from 35% to 40% of his base salary. In the event that QLT terminates the employment of Mr. Ibbott without cause, his employment agreement provides that he is entitled to (a) notice or pay in lieu of notice equal to six months of base salary, plus one additional month of base salary for each completed year of service (to a maximum of 12 months in total), (b) payment of bonus earned to the date of termination as if all corporate and individual goals for that year were achieved but not exceeded, (c) continuation of health benefits with the exception of short-term disability, long-term disability and out of country travel coverage, for 30 days after his last active day of employment provided that such continuation is approved by QLT's insurance provider, thereafter, compensation will be in the amount of 10% of base salary for the balance of the severance period, and (d) a prorated RRSP payment for the portion of the current calendar year worked plus the length of the severance period. On January 31, 2016, Mr. Ibbott received a C$100,000 (US $78,180) retention bonus in accordance with the terms of his employment agreement. Following termination of employment, Mr. Ibbott is bound by the terms of a non-competition and non-solicitation agreement, which prohibits him from participating in a competitive business or soliciting QLT's customers or employees for a period of one year following the termination of his employment.

        Employment Agreement with Dori C. Assaly.    On June 14, 2013, Ms. Assaly entered into an employment agreement with QLT to assume the position of Vice President, Legal Affairs and Corporate Secretary. Based on the terms of the employment agreement, Ms. Assaly is entitled to base salary, cash incentive compensation under QLT's cash incentive compensation plan, participation in the 2000 Plan, and other health-related benefits and registered retirement savings plan employer matching contributions. On November 5, 2015, Ms. Assaly's employment was amended to reflect (a) her promotion to Senior Vice President, Legal and Corporate Secretary, (b) a base salary increase from C$262,444 (US $205,179) to C$300,000 (US $234,540), and (c) an increase in her target bonus percentage from 35% to 40% of her base salary. In the event that QLT terminates the employment of Ms. Assaly without cause, the employment agreement provides that she is entitled to (a) 12 months' notice or at the election of Ms. Assaly, pay in lieu of notice equivalent to 12 months' base salary, (b) payment of bonus earned to the date of termination as if all corporate and individual goals for that year were achieved but not exceeded, (c) continuation of health benefits with the exception of short-term disability, long-term disability and out of country travel coverage, for 30 days after her last active day of employment provided that such continuation is approved by QLT's insurance provider, thereafter, compensation will be in the amount of 10% of base salary for the balance of the severance period, (d) a prorated RRSP payment for the portion of the current calendar year worked plus the length of the severance period, and (e) payment for outplacement counselling services to assist her in seeking alternative employment. On January 31, 2016, Ms. Assaly received a C$121,117 (US $95,471) retention bonus in accordance with the terms of the letter agreement entered into with QLT on January 9, 2015. Following termination of employment, Ms. Assaly is bound by the terms of a non-competition and non-solicitation agreement, which prohibits her from participating in a competitive business or soliciting QLT's customers or employees for a period of one year following the termination of her employment.

        Employment Agreement with Dr. Lana E. Janes.    On January 1, 2010, Dr. Janes entered into an employment agreement with QLT to assume the position of Vice President, Intellectual Property and Chief Patent Officer. Based on the terms of the employment agreement, Dr. Janes is entitled to base salary, cash incentive compensation under QLT's cash incentive compensation plan, participation in the 2000 Plan, and other health-related benefits and registered retirement savings plan employer matching contributions. On November 5, 2015, Dr. Janes' employment was amended to reflect (a) her promotion to Senior Vice President, Intellectual Property and Technology Development, and Chief Patent Officer, (b) a base salary increase from C$262,795 (US $205,453) to C$300,000 (US $234,540), and (c) an increase in her target bonus percentage from 35% to 40% of her base salary. In the event that QLT terminates the employment of Dr. Janes without cause, the employment agreement provides that she is entitled to, subject to a duty to mitigate, (a) notice or pay in lieu of notice equal to nine months of base salary, plus one additional month of base salary for each complete year of service (to a maximum of 24 months in total), (b) payment of bonus earned to the date of termination as if all corporate and individual goals for that year were achieved but not exceeded, (c) continuation of health benefits with the exception of short-term disability, long-term disability and out of country travel coverage, for 30 days after the last active day of employment provided that such continuation is approved by QLT's insurance provider, thereafter, compensation will be in the amount of 10% of base salary for the balance of the severance period, (d) a prorated RRSP payment for the portion of the current calendar year worked, and (e) payment for outplacement counselling services to assist her in seeking alternative employment. Dr. Janes' duty to mitigate does not apply in the event she executes and delivers to QLT within 30 days after termination a release in the form prescribed in her employment agreement. On January 31, 2016, Dr. Janes received a C$131,400 (US $102,728) retention bonus in accordance with the terms of the letter agreement entered into with QLT on January 9, 2015. Following termination of employment, Dr. Janes is bound by the terms of a non-competition and non-solicitation agreement, which prohibits her from participating in a competitive business or soliciting QLT's customers or employees for a period of one year following the termination of her employment.

        Employment Agreement with Sukhi Jagpal.    On November 5, 2012, Mr. Jagpal entered into an amended and restated employment agreement with QLT, which was further amended on February 27, 2013. Based on the terms of the employment agreement (as amended), Mr. Jagpal was entitled to the following compensation during this employment with QLT: base salary, cash incentive compensation under QLT's cash incentive compensation plan, participation in the 2000 Plan, and other health-related benefits and registered retirement savings plan employer matching contributions.

        On November 26, 2014, Mr. Jagpal resigned from service as Chief Financial Officer of QLT and his employment ceased on January 26, 2015. On January 30, 2015 he received certain severance and termination benefits in accordance with the terms of his employment agreement, which are summarized below.

Compensation:
12 Months' Base Salary(1)	$195,450
Cash Bonus
2014 Performance Period(2)	66,569
2015 Performance Period(3)	4,566
Benefits and Perquisites:
12 Months' RRSP Contributions(4)	9,745
Benefits Compensation(5)	—

Total	$276,330

*
Note: The table above reflects the U.S. dollar equivalent of amounts that were paid in Canadian dollars. These amounts were converted using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York US$1.00 = C$1.2791.

(1)
Represents a lump-sum severance payment of C$250,000 (US $195,450), which is equivalent to 12 months of base salary.

(2)
Represents a lump-sum payment of C$85,148 (US $66,569) pertaining to Mr. Jagpal's 2014 bonus amount payable under QLT's cash incentive compensation plan.

(3)
Represents a lump-sum payment of C$5,840 (US $4,566) pertaining to Mr. Jagpal's 2015 bonus amount payable under QLT's cash incentive compensation plan for the 2015 performance period. The payment was calculated as if all individual goals were achieved but not exceeded and corporate goals were assessed based on the average percentage of the three preceding years. Mr. Jagpal's 2015 bonus amount was pro-rated for the actual period he worked during the 2015 calendar year.

(4)
Represents a RRSP matching contributions for the 12 month period following Mr. Jagpal's termination date. As Mr. Jagpal participated in QLT's RRSP program, the payment reflected above does not include his contributions up to the resignation date, which were already paid prior to his resignation date.

(5)
Upon his resignation, Mr. Jagpal was not entitled to receive any benefit compensation payments given that he commenced employment with a third party immediately following his resignation.

        Following termination of employment, Mr. Jagpal continues to be bound by the terms of a non-competition and non-solicitation agreement, which prohibits him from participating in a competitive business or soliciting QLT's customers or employees for a period of two years following the termination of his employment.

        Stock Options.    Stock options that have been awarded to an executive officer are governed by the terms of the stock option agreements entered into between QLT and its executive officers, which provide:

  •
  In the event of retirement, unless otherwise determined by the Compensation Committee, (i) if the executive officer has worked with QLT for at least 20 years, or (ii) is at least 60 years of age and has worked continuously on behalf of QLT for at least five years, then all of his previously unvested stock options will vest, and all stock options will remain exercisable until the expiration date of the stock options. In the event of retirement where neither (i) or (ii) above is applicable, and the retiree has received the consent of the Compensation Committee, then the retiree's stock options will immediately vest and will terminate upon the earlier of (a) 90 days following the retirement date, or (b) the expiration date of the stock option.

  •
  In the event of death or termination due to disability, all previously unvested stock options of the executive officer will vest, and all stock options will remain exercisable until the earlier of (a) twelve months following the date of death or termination due to disability of the named executive officer, or (b) the expiration date of the stock option.

  •
  In the event of a termination of the executive officer's employment other than for cause, all vested stock options will remain exercisable until the earlier of (a) 90 days following his termination of service, or (b) the expiration date of the stock option.

With the exception of stock options granted to Dr. Cox on October 29, 2014 which provide for automatic acceleration upon termination without cause following a change of control, any accelerated vesting of stock options granted to executive officers following a change of control will be at the QLT Board of Directors' discretion.

        Change of Control Agreements.    Prior to the Company's 2012 annual general meeting, the Company entered into separate change of control agreements with each of its named executive officers and executive officers at the time, including Dr. Janes. Other than Dr. Janes, none of the Company's current named executive officers is a party to a change of control agreement.

        Dr. Janes' 2011 Change of Control Agreement contains a "double-trigger" change of control severance provision, such that the change of control does not, by itself, trigger the severance entitlements. The 2011 Change of Control Agreement provides that, in the event of termination by QLT of Dr. Janes' employment without cause or by Dr. Janes after a triggering event (as the terms "cause" and "triggering event" are defined in the agreement) within a period of 24 months following a change of control of QLT, she will receive a severance payment equal to 18 months' base salary, the maximum RRSP matching contribution to which Dr. Janes would otherwise be entitled during the severance period, amounts in lieu of certain other health and retirement benefits for the severance period, relocation expenses, outplacement counselling and an annual cash incentive compensation entitlement calculated at the target cash incentive compensation entitlement that would otherwise have been paid during the severance period. For more information, refer to the Employment Agreements, Post-Employment Compensation and Change in Control Arrangements — Letter Agreement with Dr. Lana Janes section above.

        A change of control includes an event in which any person acquires 35% or more of the voting securities of QLT, the sale of all or substantially all of the assets of QLT (other than to an affiliate of QLT or to an entity in which our shareholders held 65% of the voting securities prior to the sale), a merger or other reorganization involving QLT in which the original shareholders of QLT own less than 65% of the resulting merged entity, or a change in the majority of the directors on the Board in any consecutive 24 month period or less such that a majority of the Board members ceases to comprise individuals who either have been (a) Board members continuously since the beginning of such period, or (b) appointed or nominated for election as Board members during such period by at least a majority of the Board members described in subsection (a) above who were still in office at the time the Board approved such appointment or nomination.

Potential Payments upon Termination or Change in Control.

        The amount of compensation payable to our named executive officers in the event of a termination of employment or a change of control is set forth in the tables below. The amounts in the tables below were calculated assuming the termination of the named executive officer's employment occurred as of December 31, 2015.

Geoffrey F. Cox

Benefits and Payments upon Termination	Resignation(3)	Retirement(4)	Termination for Cause(5)	Termination other than for Cause(6)	Termination due to Inability to Act(7)	Death(8)	Termination upon a Change in Control of QLT(9)
Compensation:
Base Salary	$40,000	$40,000	$—	$80,000	$80,000	$—	$80,000
Option Awards(1)
Vested	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated	$—	$—	$—	$—	$—	$—	$—
Stock Awards(2)
Vested	$56,675	$56,675	$—	$56,675	$56,675	$56,675	$56,675
Unvested and Accelerated	$—	$—	$—	$—	$6,103	$6,103	$6,103
Benefits and Perquisites:
Benefits Compensation	$5,816	$5,816	$—	$—	$—	$15,048	$—

Total	$102,491	$102,491	$—	$136,675	$142,779	$77,826	$142,779

*
Note: Where amounts were denominated in Canadian dollars under the applicable agreement, the amounts reflected above represent the U.S. dollar equivalent of those amounts converted using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = C$1.2791.

(1)
As at December 31, 2015, Dr. Cox had 90,000 vested stock options and nil unvested stock options outstanding. Given that the C$4.47 (US $3.49) exercise price applicable to these stock options exceeded the December 31, 2015 C$3.65 (US $2.85) closing price of QLT's share on the TSX (i.e. the stock options are "out-of-the money"), no values have been reflected in the table above for these stock options. For a summary of stock options exercised by Dr. Cox during 2015, refer to the 2015 Options Exercised and Stock Vested section above.

(2)
Stock awards include DSUs and RSUs. As at December 31, 2015, Dr. Cox had nil RSUs and 22,000 DSUs outstanding. As of December 31, 2015, 19,861 of Dr. Cox's DSUs were vested and 2,139 were unvested. As at December 31, 2015, the value of Dr. Cox's vested DSUs was $56,675 and the value of his unvested DSUs was $6,103 based on the C$3.65 (US $2.85) closing price of QLT's shares on the TSX on December 31, 2015, the last trading day in 2015.

(3)
Under the terms of Dr. Cox's employment agreement, he is required to provide 30 days of written notice to QLT in the event of his resignation. Upon satisfaction of the 30 day notice period, Dr. Cox is entitled to base salary for the shorter of (i) the 30 day notice period and (ii) either the period to the expiry of the original 6 month employment term or, if applicable, the expiry of the extended employment term. Assuming resignation on December 31, 2015, Dr. Cox is entitled to receive $40,000 of base salary, which represents his base salary for the 30 day notice period, and benefits of $5,816, which coincides with the 30 day notice period.

(4)
Under the terms of Dr. Cox's employment agreement, there are no provisions with respect to retirement. However, if Dr. Cox did retire the severance benefits under the Resignation category would apply.

(5)
In the event of termination for cause, Dr. Cox would not be entitled to any advance notice of termination or pay in lieu thereof. In addition, all vested and unvested stock options, vested and unvested DSUs and unvested RSUs would be subject to immediate cancellation.

(6)
If Dr. Cox is terminated without cause, under the terms of his employment agreement (as amended on October 8, 2015), he is entitled to receive a severance amount equal to the lesser of (i) two months of base salary and (ii) the base salary for the period from his termination date to April 22, 2016 (i.e. the end of his employment term). In addition, Dr. Cox's benefits coverage will cease on his termination date. Assuming termination without cause and Dr. Cox ceases to act as a director of QLT, all vested DSUs would be subject to cash payout, the value of which is estimated at $56,675 based on the December 31, 2015 closing TSX share price, and unvested DSUs will be cancelled immediately. No value has been ascribed to Dr. Cox's 90,000 vested and outstanding stock options as at December 31, 2015 given that they were "out-of-the-money".

(7)
If Dr. Cox is terminated due to disability, under the terms of his employment agreement (as amended on October 8, 2015), he is entitled to receive a payment equal to the lesser of (i) two months of base salary and (ii) the base salary for the period from his termination date to April 22, 2016 (i.e. the end of his employment term). In addition, Dr. Cox's benefits coverage will cease on his termination date. In the event of termination due to disability and assuming Dr. Cox ceases to act as a director of QLT, all unvested

  DSUs are subject to immediate accelerated vesting. The value of Dr. Cox's vested DSUs and unvested DSUs as at December 31, 2015 was $56,675 and $6,103, respectively (see above for an explanation of calculated amounts).

(8)
In the event of death, Dr. Cox's estate would be entitled to receive his base salary up to the date of death and an amount equal to 10% of his base salary for the period from the date of death to the expiry of his 18 month employment term (in lieu of benefits coverage for his eligible dependents). Given that the date of death is assumed to be December 31, 2015 for the purposes of this analysis, no amounts would be outstanding in respect of his base salary. The value of the benefits coverage payment is estimated at $15,048. All unvested DSUs and RSUs are subject to immediate accelerated vesting in the event of death. The value of Dr. Cox's vested and unvested DSUs as at December 31, 2015 was $56,675 and $6,103, respectively (see above for an explanation of calculated amounts). No value has been ascribed to Dr. Cox's 90,000 vested and outstanding stock options as at December 31, 2015 given that they were "out-of-the-money". However, his estate would have 12 months following the date of death to exercise his vested options.

(9)
Under the terms of Dr. Cox's employment agreement, there are no provisions with respect to termination upon a change of control. However, if Dr. Cox was terminated following a change of control and assuming Dr. Cox ceases to act as a director of QLT, the severance benefits under the Termination other than for Cause category would apply. In the event of termination due to a change of control, all unvested DSUs are subject to immediate accelerated vesting. The value of Dr. Cox's unvested DSUs as at December 31, 2015 was $6,103 (see above for an explanation of calculated amounts). No value has been ascribed to Dr. Cox's 90,000 vested and outstanding stock options as at December 31, 2015 given that they were "out-of-the-money".

W. Glen Ibbott

Benefits and Payments upon Termination	Resignation(2)	Retirement(3)	Termination for Cause(4)	Termination other than for Cause(5)	Termination due to Inability to Act(6)	Death(7)	Termination upon a Change in Control of QLT(8)
Compensation:
Base Salary	$39,090	$39,090	$—	$117,270	$117,270	$—	$117,270
Cash Bonus
2015 Performance Period	$—	$—	$—	$78,104	$78,104	$78,104	$78,104
Subsequent Performance Periods	$—	$—	$—	$—	$—	$—	$—
2015 Retention Period	$78,180	$78,180	$78,180	$78,180	$78,180	$78,180	$78,180
Option Awards(1)
Vested	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated	$—	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
RRSP Contributions	$2,736	$2,736	$—	$8,209	$8,209	$—	$8,209
Benefits Compensation	$1,110	$1,110	$—	$10,327	$10,327	$23,454	$10,327

Total	$121,116	$121,116	$78,180	$292,090	$292,090	$179,737	$292,090

*
Note: All amounts were denominated in Canadian dollars and have been converted into U.S. dollar equivalents for reporting purposes using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = C$1.2791.

(1)
On January 6, 2015, Mr. Ibbott was granted 100,000 stock options, with a 10 year expiration term, upon his appointment to Interim CFO. On June 7, 2015 the Board of Directors accelerated the vesting of all unvested stock options in connection with certain strategic transactions announced on June 8, 2015. As a result, all of Mr. Ibbott's stock options were vested and exercisable as at December 31, 2015. However, given that the applicable C$4.84 (US $3.78) exercise price of these stock options exceeded the December 31, 2015 C$3.65 (US $2.85) closing price of QLT's shares on the TSX, they were determined to be "out-of-the money" as at December 31, 2015. As such, the value of these stock options has been reflected at a nil in the table above.

(2)
In the event of resignation, Mr. Ibbott is required to provide 60 days of written notice to QLT pursuant to the terms of his employment agreement (as amended on November 5, 2015). If, following the receipt of his resignation notice, QLT elects to terminate Mr. Ibbott's employment earlier than the 60 day notice period, QLT will be required to pay the following amounts in lieu of notice: (i) US $39,090 (C$50,000) for base salary owing for the 60 day notice period, (ii) US $2,736 (C$3,500) for his RRSP contribution payment, which is prorated for the applicable 60 day notice period, and (iii) US $1,110 (C$1,419) for health benefits coverage for the balance of the 60 day notice period. However, any short term disability, long term disability, life insurance benefits and accidental death and dismemberment and out-of-country travel coverage will not continue beyond his last active working day. Furthermore, upon resignation, Mr. Ibbott will have no entitlement to his bonus for the year in which he resigns or any prior year and if his resignation notice is provided prior to December 31, 2015, he will have no entitlement to his US $78,180 (C$100,000) retention bonus. Given that Mr. Ibbott is assumed to have resigned on December 31, 2015 for the purposes of this analysis, he is not eligible to receive his target performance bonus of US $78,104 (C$99,902) and will be eligible to receive his US $78,180 (C$100,000) retention bonus. Although Mr. Ibbott's stock options were "out-of-the money" on December 31, 2015, he would have 90 days following the 60 day notice period to exercise his vested stock options. Any unvested stock options outstanding at the end of the 60 day notice period would be subject to cancellation.

(3)
Upon retirement, Mr. Ibbott would be entitled to the same severance benefits and subject to the same conditions as outlined under the Resignation category.

(4)
In the event of termination for cause, Mr. Ibbott would not be entitled to any advance notice of termination, pay in lieu thereof or target performance bonus amounts. However, under the terms of his employment agreement he would still be entitled to receive his 2015 retention bonus. In addition, all vested and unvested stock options would be subject to immediate cancellation.

(5)
Assuming a December 31, 2015 termination date, Mr. Ibbott would be entitled to receive the following severance benefits in the event of termination without cause: (i) US $117,270 (C$150,000) for base salary owing for a 6 month severance period, which is subject to change depending on the length of service and a maximum limit of 12 months, (ii) US $8,209 (C$10,500) for his RRSP contribution payment, which is prorated for his applicable 6 month severance period, and (iii) US $10,327 (C$13,210) for continuing health benefits coverage, which represents the cost of coverage for 30 days immediately following his last active working day plus 10% of his base salary for the remaining 5 months of his applicable severance period. Short term disability, long term disability, life insurance benefits and accidental death and dismemberment and out-of-country travel coverage will not continue beyond his last active working day. Mr. Ibbott would also be entitled to receive his 2015 target performance bonus of $78,104 (C$99,902), which assumes that all corporate and individual goals were met but not exceeded, and his 2015 retention bonus of US $78,180 (C$100,000). Although Mr. Ibbott's stock options were "out-of-the money" on December 31, 2015, he would have 90 days following the December 31, 2015 termination date to exercise his vested stock options. Any unvested stock options outstanding as at December 31, 2015 would be subject to cancellation.

(6)
In the event of termination due to disability, Mr. Ibbott would be entitled to the same severance benefits and subject to the same conditions as outlined under the Termination other than for cause category.

(7)
In the event of death, Mr. Ibbott's estate would be entitled to receive his base salary up to the date of death and an amount equal to 10% of his annual base salary (in lieu of benefits coverage for his eligible dependents). Given that the date of death is assumed to be December 31, 2015 for the purposes of this analysis, no amounts would be outstanding in respect of his base salary. The value of the benefits coverage payment is estimated at $23,454 (C$30,000). Mr. Ibbott's estate would also be entitled to receive his 2015 target performance bonus of $78,104 (C$99,902), which assumes that all corporate and individual goals were met but not exceeded, and his 2015 retention bonus of $78,180 (C$100,000). Upon death, all unvested stock options would be subject to immediate accelerated vesting. In addition, his estate would have 12 months following the date of death to exercise his vested options. The value of Mr. Ibbott's 100,000 stock options has not been reflected in the table about given that they were "out-of-the money" on December 31, 2015.

(8)
Under the terms of Mr. Ibbott's employment agreement (as amended on November 5, 2015), there are no provisions with respect to termination upon a change of control. However, if Mr. Ibbott was terminated following a change of control, the severance benefits under the Termination other than for Cause category would apply.

Dori C. Assaly

Benefits and Payments upon Termination	Resignation(2)	Retirement(3)	Termination for Cause(4)	Termination other than for Cause(5)	Termination due to Inability to Act(6)	Death(7)	Termination upon a Change in Control of QLT(8)
Compensation:
Base Salary	$39,090	$39,090	$—	$234,540	$234,540	$—	$234,540
Cash Bonus
2015 Performance Period	$—	$—	$—	$75,188	$75,188	$75,188	$75,188
Subsequent Performance Periods	$—	$—	$—	$—	$—	$—	$—
2015 Retention Period	$95,471	$95,471	$—	$95,471	$95,471	$95,471	$95,471
Option Awards(1)
Vested	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated	$—	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
RRSP Contributions	$12,481	$12,481	$—	$19,662	$19,662	$9,745	$19,662
Benefits Compensation	$1,246	$1,246	$—	$22,122	$22,122	$23,454	$22,122
Outplacement Counseling	$—	$—	$—	$3,909	$3,909	$—	$3,909

Total	$148,288	$148,288	$—	$450,893	$450,893	$203,858	$450,893

*
Note: All amounts were denominated in Canadian dollars and have been converted into U.S. dollar equivalents for reporting purposes using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = C$1.2791.

(1)
As of December 31, 2015, Ms. Assaly had no stock options outstanding. For more information on stock options exercised by Ms. Assaly during 2015, refer to the 2015 Options Exercised and Stock Vested section above.

(2)
In the event of resignation, Ms. Assaly is required to provide 60 days of written notice to QLT pursuant to the terms of her employment agreement (as amended on November 5, 2015). If, following the receipt of her resignation notice, QLT elects to terminate Ms. Assaly's employment earlier than the 60 day notice period, QLT will be required to pay the following amounts in lieu of notice: (i) US $39,090 (C$50,000) for base salary owing for the 60 day notice period, (ii) US $12,481 (C$15,965) for her 2015 RRSP contribution payment, which is reimbursed to her as a matching contribution because she does not participate in the QLT group plan, and a 2016 prorated RRSP contribution amount for the applicable 60 day notice period, and (iii) US $1,246 (C$1,594) for health benefits coverage for the balance of the 60 day notice period. However, any short term disability, long term disability, life insurance benefits and accidental death and dismemberment and out-of-country travel coverage will not continue beyond her last active working day. Furthermore, upon resignation, Ms. Assaly would have no entitlement to her bonus for the year in which she resigns or any prior year and if her resignation notice was provided prior to December 31, 2015, she would have no entitlement to her US $95,471 (C$122,117) retention bonus. Given that Ms. Assaly is assumed to have resigned on December 31, 2015 for the purposes of this analysis, she would not be eligible to receive her target performance bonus of US $75,188 (C$96,173) and would be eligible to receive her US $95,471 (C$122,117) retention bonus. Furthermore, if Ms. Assaly had any vested and outstanding stock options on December 31, 2015, she would have 90 days following the 60 day notice period to exercise her stock options. Any unvested stock options outstanding at the end of the 60 day notice period would be subject to cancellation.

(3)
Upon retirement, Ms. Assaly would be entitled to the same severance benefits and subject to the same conditions as outlined under the Resignation category.

(4)
In the event of termination for cause, Ms. Assaly would not be entitled to any advance notice of termination, pay in lieu thereof or bonus amounts. In addition, all vested and unvested stock options would be subject to immediate cancellation.

(5)
Assuming a December 31, 2015 termination date, Ms. Assaly would be entitled to receive the following severance benefits in the event of termination without cause: (i) US $234,540 (C$300,000) for base salary owing for a fixed 12 month severance period, (ii) US $19,662 (C$25,150) for her 2015 RRSP contribution payment, which is reimbursed to her as a matching contribution because she does not participate in the QLT group plan, and a 2016 RRSP contribution amount for the applicable 12 month severance term, and (iii) US $22,122 (C$28,297) for continuing health benefits coverage, which represents the cost of coverage for 30 days immediately following her last active working day plus 10% of her base salary for the remaining 11 months of her 12 month severance term. In addition, QLT would pay for outplacement counseling services to a maximum of US $3,909 (C$5,000) to assist Ms. Assaly in seeking alternative employment options. Short term disability, long term disability, life insurance benefits and accidental death and dismemberment and out-of-country travel coverage will not continue beyond her last active working day. Ms. Assaly would also be entitled to receive her 2015 target performance bonus of US $75,188 (C$96,173), which assumes that all corporate and individual goals were met but not exceeded, and her 2015 retention bonus of $95,471 (C$122,117). If Ms. Assaly had any vested and outstanding stock options as at December 31, 2015, she would have 90 days following her December 31, 2015 termination date to exercise her vested stock options. Any unvested stock options outstanding as at December 31, 2015 would be subject to cancellation.

(6)
In the event of termination due to disability, Ms. Assaly would be entitled to the same severance benefits and subject to the same conditions as outlined under the Termination other than for cause category. Note that Ms. Assaly would only become entitled to the outplacement counseling benefit if her employment is terminated if she becomes permanently disabled and is unable to perform her duties for a period exceeding six consecutive months or for a period of 180 days (not necessarily consecutive) during any period of 365 consecutive days, and thereafter she ceases to be disabled.

(7)
In the event of death, Ms. Assaly's estate would be entitled to receive her base salary up to the date of death and an amount equal to 10% of her annual base salary (in lieu of benefits coverage for her eligible dependents). Given that the date of death is assumed to be December 31, 2015 for the purposes of this analysis, no amounts would be outstanding in respect of his base salary. The value of the benefits coverage payment is estimated at $23,454 (C$30,000). Ms. Assaly's estate would also be entitled to receive: (i) US $9,745 (C$12,465) for her 2015 RRSP contribution payment, which is reimbursed to her as a matching contribution because she does not participate in the QLT group plan, (ii) her 2015 target performance bonus of $75,188 (C$96,173), which assumes that all corporate and individual goals were met but not exceeded, and her 2015 retention bonus of $95,471 (C$122,117). If Ms. Assaly had outstanding stock options at the time of her death, all of her unvested stock options would be subject to immediate accelerated vesting. In addition, her estate would have 12 months following the date of her death to exercise her vested options.

(8)
Under the terms of Ms. Assaly's employment agreement, there are no provisions with respect to termination upon a change of control. However, if Ms. Assaly was terminated following a change of control, the severance benefits under the Termination other than for Cause category would apply.

Lana E. Janes

Benefits and Payments upon Termination	Resignation(2)	Retirement(3)	Termination for Cause(4)	Termination other than for Cause(5)	Termination due to Inability to Act(6)	Death(7)	Termination upon a Change in Control of QLT(8)
Compensation:
Base Salary	$39,090	$39,090	$—	$371,355	$371,355	$—	$351,810
Cash Bonus
2015 Performance Period	$—	$—	$—	$75,270	$75,270	$75,270	$75,270
2015 Retention Period	$102,728	$102,728	$—	$102,728	$102,728	$102,728	$102,728
Change of control bonus entitlement	—	—	—	—	—	—	140,724
Option Awards(1)
Vested	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated	$—	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
RRSP Contributions	$12,481	$12,481	$—	$9,745	$9,745	$9,745	$27,871
Benefits Compensation	$1,246	$1,246	$—	$35,804	$35,804	$23,454	$33,849
Outplacement Counseling	$—	$—	$—	$3,909	$3,909	$—	$3,909
Moving Expenses	$—	$—	$—	$—	$—	$—	$—

Total	$155,546	$155,546	$—	$598,811	$598,811	$211,197	$736,162

*
Note: All amounts were denominated in Canadian dollars and have been converted into U.S. dollar equivalents for reporting purposes using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = C$1.2791.

(1)
As of December 31, 2015, Dr. Janes had no stock options outstanding. For more information on stock options exercised by Dr. Janes during 2015, refer to the 2015 Options Exercised and Stock Vested section above.

(2)
In the event of resignation, Dr. Janes is required to provide 60 days of written notice to QLT pursuant to the terms of her employment agreement (as amended on November 5, 2015). If, following the receipt of her resignation notice, QLT elects to terminate Dr. Janes' employment earlier than the 60 day notice period, QLT will be required to pay the following amounts in lieu of notice: (i) US $39,090 (C$50,000) for base salary owing for the 60 day notice period, (ii) US $12,481 (C$15,965) for her 2015 RRSP contribution payment, which is reimbursed to her as a matching contribution because she does not participate in the QLT group plan, and a 2016 prorated RRSP contribution amount for the applicable 60 day notice period, and (iii) US $1,246 (C$1,594) for health benefits coverage for the balance of the 60 day notice period. However, any short term disability, long term disability, life insurance benefits and accidental death and dismemberment and out-of-country travel coverage will not continue beyond her last active working day. Furthermore, upon resignation, Dr. Janes would have no entitlement to her bonus for the year in which she resigns or any prior year and if her resignation notice was provided prior to December 31, 2015, she would have no entitlement to her US $102,728 (C$131,400) retention bonus. Given that Dr. Janes is assumed to have resigned on December 31, 2015 for the purposes of this analysis, she would not be eligible to receive her target performance bonus of US $75,270 (C$96,278) and would be eligible to receive her US $102,728 (C$131,400) retention bonus. Furthermore, if Dr. Janes had any vested and outstanding stock options on December 31, 2015, she would have 90 days following the 60 day notice period to exercise her stock options. Any unvested stock options outstanding at the end of the 60 day notice period would be subject to cancellation.

(3)
Upon retirement, Dr. Janes would be entitled to the same severance benefits and subject to the same conditions as outlined under the Resignation category.

(4)
In the event of termination for cause, Dr. Janes would not be entitled to any advance notice of termination, pay in lieu thereof or bonus amounts. In addition, all vested and unvested stock options would be subject to immediate cancellation.

(5)
Assuming a December 31, 2015 termination date, Dr. Janes would be entitled to receive the following severance benefits in the event of termination without cause: (i) US $371,355 (C$475,000) for base salary owing for a 19 month severance period, which is subject to change depending on the length of service and a maximum limit of 24 months, (ii) US $9,745 (C$12,465) for her 2015 RRSP contribution payment, which is reimbursed to her as a matching contribution because she does not participate in the QLT group plan, and (iii) US $35,804 (C$45,797) for continuing health benefits coverage, which represents the cost of coverage for 30 days immediately following her last active working day plus 10% of her base salary for the remaining 18 months of her 19 month severance term. In addition, QLT would pay for outplacement counseling services to a maximum of US $3,909 (C$5,000) to assist Dr. Janes in seeking alternative employment options. Short term disability, long term disability, life insurance benefits and accidental death and dismemberment and out-of-country travel coverage will not continue beyond her last active working day. Dr. Janes would also be entitled to receive her 2015 target performance bonus of US $75,270 (C$96,278), which assumes that all corporate and individual goals were met but not exceeded, and her 2015 retention bonus of US $102,728 (C$131,400). If Dr. Janes had any vested and outstanding stock options as at December 31, 2015, she would have 90 days following her December 31, 2015 termination date to exercise her vested stock options. Any unvested stock options outstanding as at December 31, 2015 would be subject to cancellation.

  If Dr. Janes is terminated without cause and she has not executed and delivered a release to QLT within 30 days after her termination date, she will be subject to a Duty to Mitigate clause under the terms of her employment agreement (as amended on November 5, 2015). This clause specifies that Dr. Janes has a duty to mitigate the above noted severance payments by looking for and accepting suitable alternative employment or a service contract. If Dr. Janes obtains new employment or a service contract for 4 weeks or longer, she is obligated to notify QLT in writing within 5 working days of such an occurrence. Within 10 working days of receipt of her notification of her new employment, QLT is then obligated to pay Dr. Janes a lump sum amount equivalent to 50% of the severance pay and benefits compensation described under this scenario. However, if Dr. Janes does execute and deliver a release to QLT within the 30 day timeframe, the Duty to Mitigate clause shall be waived and the severance payments and entitlements outlined above would continue to apply.

(6)
In the event of termination due to disability, Dr. Janes would be entitled to the same severance benefits and subject to the same conditions as outlined under the Termination other than for cause category. Note that Dr. Janes would only become entitled to the outplacement counseling benefit if her employment is terminated if she becomes permanently disabled and is unable to perform her duties for a period exceeding six consecutive months or for a period of 180 days (not necessarily consecutive) during any period of 365 consecutive days, and thereafter she ceases to be disabled.

(7)
In the event of death, Dr. Janes' estate would be entitled to receive her base salary up to the date of death and an amount equal to 10% of her annual base salary (in lieu of benefits coverage for her eligible dependents). Given that the date of death is assumed to be December 31, 2015 for the purposes of this analysis, no amounts would be outstanding in respect of his base salary. The value of the benefits coverage payment is estimated at $23,454 (C$30,000). Dr. Janes' estate would also be entitled to receive: (i) US $9,745 (C$12,465) for her 2015 RRSP contribution payment, which is reimbursed to her as a matching contribution because she does not participate in the QLT group plan, (ii) her 2015 target performance bonus of $75,270 (C$96,278), which assumes that all corporate and individual goals were met but not exceeded, and her 2015 retention bonus of US $102,728 (C$131,400). If Dr. Janes had outstanding stock options at the time of her death, all of her unvested stock options would be subject to immediate accelerated vesting. In addition, her estate would have 12 months following the date of her death to exercise her vested options.

(8)
In the event of involuntary termination due to a change of control, Dr. Janes would be entitled to the following severance compensation and benefits: (i) US $351,810 (C$450,000) for base salary owing for a fixed 18 month severance period, (ii) US $140,000 (C$180,000) for an 18 month change of control bonus entitlement, which shall be calculated based on the assumption that all corporate and individual goals were met but not exceeded, (iii) US $75,270 (C$96,278) for her 2015 target performance bonus, which assumes that all corporate and individual goals were met but not exceeded, (iv) US $102,728 (C$131,400) for her 2015 retention bonus, (v) US $9,745 (C$12,465) for her 2015 RRSP contribution payment, which is reimbursed to her as a matching contribution because she does not participate in the QLT group plan, (vi) US $18,126 (C$23,185) for matching RRSP contributions throughout the 18 month severance period, and (vii) US $33,849 (C$43,297) for continuing health benefits coverage, which represents the cost of coverage for 30 days immediately following her last active working day plus 10% of her base salary for the remaining 17 months of her 18 month severance period. In addition, QLT would pay for outplacement counseling services to a maximum of US $3,909 (C$5,000) to assist Dr. Janes in seeking alternative employment options. Short term disability, long term disability, life insurance benefits and accidental death and dismemberment and out-of-country travel coverage will not continue beyond her last active working day. Under the terms of Dr. Janes' change of control agreement, she is also entitled to reasonable moving expenses as may be incurred by her to relocate her and her family to a new location for future employment. Furthermore, if Dr. Janes had any vested and outstanding stock options as at December 31, 2015, she would have 90 days following her December 31, 2015 termination date to exercise her vested stock options. Any unvested stock options outstanding as at December 31, 2015 would be subject to cancellation.

  In the case of a change of control, Dr. Janes has the option to receive her severance compensation and benefits under the terms of her employment agreement or her change of control agreement. She is therefore not entitled to receive severance pay under both agreements. As such, upon a change of control she is required to deliver written notice to QLT with respect to which agreement she wishes to be paid out under.

Sukhi Jagpal

        On November 26, 2014, Mr. Jagpal tendered his resignation and provided 60 days of written notice to QLT. Following Mr. Japgal's fulfillment of the 60 day notice period and the cessation of his employment on January 26, 2015, he became entitled to receive the severance benefits summarized under the Post-Employment Compensation and Change in Control Arrangements — Letter Agreement with Sukhi Jagpal section above.

Compensation Policies and Practices as They Relate to Risk Management

        In determining if QLT has any compensation policies and practices that could create risks that would be reasonably likely to have a material adverse effect on QLT, the Compensation Committee reviews its compensation policies and practices, and the mix of compensation elements made available to the executive officers and employees, which generally includes a base salary component and a pay-at-risk component. The pay-at-risk component comprises: (i) variable performance-based compensation, consisting of short-term incentives such as annual cash bonuses based on individual and corporate performance compared to pre-set goals and objectives; and (ii) long-term incentives, consisting of annual grants of long-term stock options.

        As a result of its review, the Compensation Committee believes that QLT's compensation policies and practices are not reasonably likely to have a material adverse effect on QLT, and that the compensation policies and practices do not create any incentives for employees to take inappropriate risks for the following reasons, among others:

  •
  QLT's compensation is balanced among base salary, annual bonus opportunity and long-term equity;

  •
  QLT's annual cash bonus incentive compensation is directly linked to specific performance metrics identified by the Compensation Committee with input from management, such as achieving specific milestones related to the regulatory and clinical development progress for the synthetic retinoid program; completing specific operational activities; and evaluating and implementing shareholder value enhancing initiatives;

  •
  the Compensation Committee annually designs and assesses performance-based compensation, thereby allowing the Compensation Committee to assess risk management and consequences annually; and

  •
  QLT's annual equity incentive awards to employees to date have had an expiration term of 10 years and typically vest over three years, thereby encouraging its employees to focus on sustained growth and stockholder value.

Review, Approval or Ratification of Transactions with Related Persons

        It is QLT's policy that each director and nominee for election as director delivers to QLT annually a questionnaire that includes, among other things, a request for information relating to any transactions in which both the director or nominee, or their family members, and QLT participates, and in which the director or nominee, or such family member, has a material interest. The QLT Board of Directors is requested to review all such transactions reported to it by a director or nominee in response to the questionnaire, or that are brought to its attention by management or otherwise. After the review, the disinterested directors approve, ratify or disapprove such transactions. Management also updates the QLT Board of Directors as to any material changes to proposed transactions as they occur. This policy is not in writing but is followed consistently by the QLT Board of Directors.

        During 2015, except for Broadfin Healthcare Master Fund Ltd. being a party to the Backstop Agreement and the Share Purchase and Registration Rights Agreement as described under Compensation Discussion and Analysis — 2015 Corporate Goal Achievement and Security Ownership of Certain Beneficial Owners and Management in this report, which is incorporated herein by reference, QLT was not a party to any transaction where the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% shareholder (or their immediate family members) had a material direct or indirect interest, and no such person was indebted to QLT.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has discussed and reviewed with management the Compensation Discussion and Analysis presented in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Jeffrey A. Meckler (Chairman) Dr. Stephen L. Sabba John C. Thomas, Jr.

•        •        •

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        QLT currently maintains one equity compensation plan, the 2000 Plan. The shareholders and directors of QLT have previously approved the 2000 Plan, pursuant to which directors, officers, employees and consultants of QLT and its affiliates may be granted RSUs and stock options to acquire common shares.

        The following table sets out information regarding our common shares that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under our equity compensation plans, as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (2000 Plan)	428,152	$3.96	(1)	3,007,042	(2)

Equity compensation plans not approved by security holders	—	—		—

Total	428,152	$3.96	(1)	3,007,042	(2)

(1)
Reflects the weighted average exercise price of stock options outstanding. Where options were granted/priced in Canadian dollars, the calculated weighted average exercise price has been converted to U.S. dollars for disclosure purposes using the December 31, 2015 period end rate published by the Federal Reserve Bank of New York: U.S.$1.00 = C$1.2791.

(2)
Total number of securities remaining available for future issuances does not include stock option grants approved by the Board in 2015, but that have not yet been awarded.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

        No current or former directors, executive officers or employees of QLT or any subsidiaries thereof, or proposed nominees for election as a director of QLT, are currently indebted to QLT or its subsidiaries other than routine indebtedness (as defined under Canadian securities rules) of certain employees.

 REPORT OF THE AUDIT AND RISK COMMITTEE

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

        The Audit and Risk Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2015 with the management of QLT and Deloitte LLP, our independent auditors. Each member of the Audit and Risk Committee is "independent" as defined by the rules of NASDAQ.

        The Audit and Risk Committee has discussed with Deloitte LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit and Risk Committee has received the written disclosures and the letter from Deloitte LLP required by the Independence Standards Board Standard No. 1 regarding their independence, and has discussed with Deloitte LLP their independence relative to us, including whether the provision of their services is compatible with maintaining Deloitte LLP's independence.

        Based on the review and discussions referred to above, the Audit and Risk Committee recommended to QLT's Board that the audited consolidated financial statements for the year ended December 31, 2015 be included in QLT's Annual Report on Form 10-K for 2015 filed with the SEC.

Dr. Stephen L. Sabba, Chair Jeffrey A. Meckler John Thomas, Jr.

Audit Fees

        The following table sets forth the aggregate fees billed by Deloitte LLP (formerly Deloitte & Touche LLP), the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for the following services during 2015 and 2014.

Description of Service	2015(3) (US$)	2014(3) (US$)
Audit Fees(1)	$268,275	$292,493
Audit-Related Fees	—	—
Tax Fees (Tax compliance, tax advice and planning)	—	—
All Other Fees(2)	$274,391	$145,013

Total Fees	$542,666	$437,506

(1)
Audit Fees consist of fees for audit of QLT's annual financial statements for the respective year, reviews of QLT's quarterly financial statements, services provided in connection with statutory and regulatory filings and audit of the Company's internal controls over financial reporting.

(2)
All Other Fees consist of fees related to the filing of the Registration Statement on the Form S-4 filed with the SEC pursuant to the Insite Merger Agreement, which was terminated on September 15, 2015.

(3)
Where amounts shown were paid in Canadian funds, the amounts set out in the above table represent the US dollar equivalent of those payments converted using the following weighted average exchange rates: US$1.00 = C$1.2791 for 2015 and US$1.00 = C$1.1043 for 2014.

Pre-Approval Policies and Procedures

        The charter of the Audit and Risk Committee provides that the Audit and Risk Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for QLT by the independent auditors. The fees paid to the independent auditors that are shown in the chart above for 2015 and 2014 were approved by the Audit and Risk Committee in accordance with the procedures described below.

        The Audit and Risk Committee reviews and approves audit and non-audit services proposed to be provided by the independent auditors. The Audit and Risk Committee has delegated to its Chairman, or an alternate member of the Audit and Risk Committee, the authority to grant pre-approvals if either deems it necessary or appropriate to consider a pre-approval request without approval and/or meeting of the full Audit and Risk Committee. Pre-approvals by the Chairman of the Audit and Risk Committee or an alternate member are reviewed with the Audit and Risk Committee at its next regularly scheduled meeting.

        In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit and Risk Committee or its delegate a description of and the budget for the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Audit and Risk Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

        Deloitte LLP, an independent registered public accounting firm, served as our independent auditors for the year ended December 31, 2015. Upon the unanimous recommendation of the Audit and Risk Committee, the Board has proposed that Deloitte LLP continue to serve as our independent auditors for 2016 at a remuneration to be fixed by the Audit and Risk Committee. Our shareholders are being asked to approve this proposal at the Annual Meeting. QLT has been advised that a representative of Deloitte LLP will attend the Annual Meeting and will have the opportunity to make a statement if he or she decides to do so and will be available to respond to appropriate questions from shareholders.

Vote Required and Board of Directors' Recommendation

        This proposal requires the affirmative vote of the holders of a majority of the QLT common shares properly cast on this proposal at the Annual Meeting. If the proposal is not approved, the BCBCA provides that the current auditors, Deloitte LLP, will continue to act for QLT until such time as the shareholders approve alternate auditors.

        The following resolution will be submitted for a shareholder vote at the Annual Meeting:

    "BE IT RESOLVED that Deloitte LLP, an independent registered public accounting firm, be appointed as independent auditors of QLT Inc. for the ensuing year, and the directors of QLT Inc. be authorized to fix the remuneration to be paid to the auditors."

        The Board of Directors unanimously recommends that our shareholders vote "FOR" the proposal to appoint Deloitte LLP as our independent auditors for 2016 at a remuneration to be fixed by the directors of the Company.

 PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
("SAY-ON-PAY VOTE")

Background

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules. At the 2011 annual general meeting, our shareholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our named executive officers on an annual basis. After taking into consideration this voting result, the Board determined that it intends to hold non-binding advisory votes on the compensation of our named executive officers every year.

        At QLT's 2015 annual general meeting, shareholders approved by a majority of approximately 90% of shares voted, in a non-binding advisory vote, the compensation of QLT's named executive officers as disclosed in QLT's proxy statement for its 2015 annual general meeting. The QLT Compensation Committee has considered and will consider this shareholder advisory vote on executive compensation in determining the compensation of QLT's named executive officers for 2016.

        As more fully described under "Compensation Discussion and Analysis" section of this Proxy Statement, QLT's compensation philosophy is to provide a compensation package that attracts, retains and motivates executives and rewards business successes that have the potential to increase shareholder value. More specifically, the Compensation Committee of the Board seeks to:

  •
  provide a total compensation program that is competitive with other companies in the pharmaceutical and biotechnology industries with which QLT competes for executive talent;

  •
  place a significant portion of executive compensation at risk by linking cash incentive compensation to the achievement of pre-established corporate financial and operational performance objectives and other individual key objectives within the executive's area of responsibility and by using equity as a component of QLT's compensation program;

  •
  provide long-term incentive compensation that focuses executives' efforts on building shareholder value by aligning their interests with those of QLT's shareholders; and

  •
  promote stability and retention of QLT's management team.

        Consistent with QLT performance-based philosophy, a significant portion of potential compensation is based upon performance- and equity-based programs. These programs include awards that are based on QLT's operational and financial performance and provide compensation in the form of cash, and equity-based incentive awards that are tied to both QLT's short-term and long-term performance and achievement of goals. The performance-based bonus program rewards short-term performance; while QLT's equity awards, coupled with its stock ownership guidelines, reward long-term performance and align the interests of management with those of QLT's shareholders.

Board of Directors' Recommendation

        Our Board of Directors believes that the information provided above and within the "Compensation Discussion and Analysis" section of this Proxy Statement demonstrates that our executive compensation program will ensure that management's interests are aligned with our shareholders' interests and support long-term value creation.

        The following resolution will be submitted for a shareholder vote at the Annual Meeting:

    "BE IT RESOLVED that the shareholders of QLT Inc. approve, on an advisory basis, the compensation of QLT's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement."

        The say-on-pay vote is advisory, and therefore not binding on QLT, the Compensation Committee or our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

        The Board of Directors unanimously recommends that our shareholders vote "FOR" the proposal to approve the compensation of QLT's named executive officers, as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

 INTEREST OF CERTAIN PERSONS IN MATERIAL TRANSACTIONS

        Unless otherwise disclosed in this Proxy Statement, none of the directors, director nominees, executive officers, persons who have been directors or executive officers at any time since the beginning of QLT's last completed fiscal year, or any beneficial owner of more than 5% of the outstanding common shares of QLT or any associate or affiliate of such person, had any material interest, direct or indirect, in any transaction or proceeding during the past fiscal year or in any proposed transaction or pending proceeding which has materially affected or will materially affect QLT or its subsidiaries. In the event that a director is determined to have any material interest, direct or indirect, in any transaction or proceeding or in any proposed transaction or pending proceeding of QLT, only those directors not having a material interest would be permitted to consider and evaluate any such transaction or any agreements relating to that transaction, or any actions to be undertaken by QLT relating to such proceeding.

        QLT has entered into indemnity agreements with our directors and all other officers which provide, among other things, that, subject to any requirements that may exist under the BCBCA or the Articles of QLT, QLT will indemnify such officer or director, under the circumstances and to the extent specified, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or officer of QLT.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AND ADDITIONAL INFORMATION

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 has been mailed to all registered and beneficial shareholders of QLT. The Audited Consolidated Financial Statements of QLT for its most recently completed fiscal year ended December 31, 2015, together with the Auditors' Report thereon, which are included in our Annual Report for Canadian regulatory purposes, will be presented at the Annual Meeting. Copies of the Audited Consolidated Financial Statements, including management discussion and analysis, are available on our website at www.qltinc.com or upon request directly to QLT to the attention of "QLT Investor Relations," 887 Great Northern Way, Suite 250, Vancouver, British Columbia, Canada, V5T 4T5 (Phone: 604-707-7000; Fax: 604-707-7001; e-mail: ir@qltinc.com).

        Additional information relating to QLT has been filed and is available on SEDAR at www.sedar.com and from the SEC's website at www.sec.gov.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% beneficial owners are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during 2015 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with.

OTHER BUSINESS

        The Board is not aware of any other matter that will be presented at the Annual Meeting. If other matters properly come before the Annual Meeting, both the Interim Chief Executive Officer and the Chairman of the Board intend to vote the common shares represented by proxy for which either of them is appointed in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS OF QLT INC.

"Dr. Geoffrey F. Cox"
Dr. Geoffrey F. Cox Interim Chief Executive Officer

Security Class Holder Account Number -------Fold Form of Proxy - Annual General Meeting to be held on Friday, June 17, 2016 at 11:00 AM (Eastern Time)/8:00 AM (Pacific Time) This Form of Proxy is solicited by and on behalf of Management of QLT Inc. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. This proxy should be read in conjunction with the accompanying documentation provided by Management. 2. 3. 4. 5. 6. 7. -------Fold 8. Proxies submitted must be received by Wednesday, June 15, 2016 at 11:00 AM (Eastern Time)/8:00 AM (Pacific Time) VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Vote Using the Internet • Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free • Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER

Appointment of Proxyholder I/We being holder(s) of QLT Inc. hereby appoint: Mr. Jason M. Aryeh, Chairman of the Board, or failing him, Dr. Geoffrey F. Cox, Interim Chief Executive Officer of the Company, Print the name of the person you are appointing if this person is someone other than the Company's proxyholder. OR as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of QLT Inc. to be held at Boardroom 351 of the Sheraton Gateway Hotel in the Toronto International Airport, Terminal 3, Toronto AMF, Toronto, Ontario, on Friday, June 17, 2016 at 11:00 AM (Eastern Time)/8:00 AM (Pacific Time) and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 1. Election of Directors For Withhold For Withhold For Withhold 01. Jason M. Aryeh 02. Dr. Geoffrey F. Cox, Ph.D 03. Dr. John W. Kozarich, Ph.D -------Fold 04. Jeffrey A. Meckler 05. Dr. Stephen L. Sabba, M.D. 06. John C. Thomas, Jr. Withhold 2. Appointment of Auditors To appoint Deloitte LLP as independent Auditors of the Company for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the Auditors. Against Withhold 3. Advisory Vote on the Compensation of Named Executive Officers To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation and Discussion Analysis, compensation tables and narrative discussion set forth in the accompanying Proxy Statement. -------Fold Authorized Signature(s) - This section must be completed for your instructions to be executed. Signature(s) Date I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management. Interim Financial Statements - Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail. Annual Financial Statements - Mark this box if you would like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail. If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. Q L T Q 2 3 0 9 6 0 A R 1 For For